Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185179

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion,

Preliminary Prospectus Supplement dated February 4, 2014

PROSPECTUS    SUPPLEMENT

(To prospectus dated November 28, 2012)

$600,000,000

Regency Energy Partners LP

Regency Energy Finance Corp.

    % Senior Notes due 2022

We are offering $600,000,000 aggregate principal amount of     % Senior Notes due 2022 (the “notes”). We will pay interest on the notes on              and              of each year, beginning                     , 2014. The notes will mature on                     , 2022.

At any time prior to                     , 2022, we may redeem some or all of the notes at 100% of the principal amount thereof, plus a “make-whole” redemption price and accrued and unpaid interest, if any, to the redemption date. On or after                     , 2022, we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. If we undergo certain change of control transactions we may be required to offer to purchase the notes from holders.

The notes will be guaranteed on a senior basis by all of our existing consolidated subsidiaries (except the co-issuer, Regency Energy Finance Corp., Edwards Lime Gathering, LLC, ELG Oil LLC, ELG Utility LLC and the acquired Hoover entities (as defined herein)) and certain of our future subsidiaries. In accordance with the terms of the notes, the acquired Hoover entities will become guarantors of the notes within 20 business days of their guarantee of our obligations under our revolving credit facility, which is required to occur within 30 days of our acquisition of the acquired Hoover entities. The notes will rank equally in right of payment with all of our existing and future senior unsecured debt, including our outstanding 6 7⁄8% Senior Notes due 2018, our 5 3⁄4% Senior Notes due 2020, our 6 1⁄2% Senior Notes due 2021, our 5 1⁄2% Senior Notes due 2023 and our 4 1⁄2% Senior Notes due 2023, and senior in right of payment to all of our future subordinated debt. The notes will be effectively subordinated to our existing and future secured indebtedness, including indebtedness under our revolving credit facility, to the extent of the value of the collateral securing such indebtedness. The guarantees will rank equally in right of payment with all of the guarantors’ existing and future senior debt, including their guarantees of our outstanding senior notes, and senior in right of payment to all of the guarantors’ future subordinated debt. The guarantees will be effectively subordinated to the guarantors’ existing and future secured indebtedness, including their guarantees of indebtedness under our revolving credit facility, to the extent of the value of the collateral securing such indebtedness. The notes and the guarantees will be structurally subordinated to all indebtedness and obligations of our subsidiaries that do not guarantee the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement and on page 3 of the accompanying base prospectus.

Per Note	Total
Public offering price(1)%	$
Underwriting discount %	$
Proceeds, before expenses, to us(1)%	$

(1)	Plus accrued interest from , 2014, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying base prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The notes offered by this prospectus supplement will not be listed on any securities exchange and there is no existing trading market for the notes.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about                     , 2014.

BofA Merrill Lynch	Citigroup	Credit Suisse
J.P. Morgan	Natixis	RBC Capital Markets
RBS	SunTrust Robinson Humphrey	Wells Fargo Securities
PNC Capital Markets LLC	Scotiabank	UBS Investment Bank

The date of this prospectus supplement is                     , 2014.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes. The second part is the accompanying base prospectus, some of which may not apply to this offering of the notes. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement, the accompanying base prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying base prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus supplement or the accompanying base prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying base prospectus. Please read “Incorporation of Certain Documents by Reference” in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of the notes. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the notes, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

We expect delivery of the notes will be made against payment therefor on or about February     , 2014, which will be the             business day following the date of pricing of the notes (such settlement being referred to as “T+     ”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery of such notes will be required, by virtue of the fact that the notes initially will settle in T+     , to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

S-ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus supplement, the accompanying base prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. Please read “Risk Factors” beginning on page S-12 of this prospectus supplement and on page 3 of the accompanying base prospectus for more information about important factors that you should consider before buying the notes in this offering.

Except as otherwise indicated or the context otherwise requires, as used in this prospectus supplement, “Regency Energy Partners,” “the Partnership,” “we,” “our,” “us” or like terms mean Regency Energy Partners LP and its subsidiaries. References to “our general partner” refer to Regency GP LP, the general partner of the Partnership, and its general partner, Regency GP LLC, which effectively manages the business and affairs of the Partnership. References to “Regency Finance” refer to Regency Energy Finance Corp.

Regency Energy Partners LP

We are a growth-oriented publicly-traded Delaware limited partnership engaged in the gathering and processing, compression, treating and transportation of natural gas and the transportation, fractionation and storage of natural gas liquids (“NGLs”). We focus on providing midstream services in some of the most prolific natural gas producing regions in the United States, including the Eagle Ford, Haynesville, Barnett, Fayetteville, Marcellus, Utica, Bone Spring, Avalon and Granite Wash shales. Our assets are located in Texas, Louisiana, Arkansas, Pennsylvania, California, Mississippi, Alabama, New Mexico and the mid-continent region of the United States, which includes Kansas, Colorado and Oklahoma. On February 3, 2014, we completed our acquisition of subsidiaries (the “acquired Hoover entities”) of Hoover Energy Partners, L.P. (“Hoover”) that are engaged in crude oil gathering, transportation and terminaling, condensate handling, natural gas gathering, treating and processing, and water gathering and disposal services in the Southern Delaware Basin in West Texas. Please see “Recent Developments—Hoover Acquisition.”

We divide our operations into five business segments:

•	Gathering and Processing. We provide “wellhead-to-market” services to producers of natural gas, which include transporting raw natural gas from the wellhead through gathering systems, processing raw natural gas to separate NGLs from the raw natural gas and selling or delivering the pipeline-quality natural gas and NGLs to various markets and pipeline systems. This segment also includes our 33.33% membership interest in Ranch Westex JV LLC (“Ranch JV”), which processes natural gas delivered from the NGLs-rich Bone Spring and Avalon shale formations in west Texas.

•	Natural Gas Transportation. We own a 49.99% general partner interest in RIGS Haynesville Partnership Co. (“HPC”), which owns Regency Intrastate Gas System, a 450-mile intrastate pipeline that delivers natural gas from northwest Louisiana to downstream pipelines and markets, and a 50% membership interest in Midcontinent Express Pipeline LLC (“MEP”), which owns an interstate natural gas pipeline with approximately 500 miles stretching from southeast Oklahoma through northeast Texas, northern Louisiana and central Mississippi to an interconnect with the Transcontinental Gas Pipe Line system in Butler, Alabama. This segment also includes Gulf States Transmission LLC, which owns a 10-mile interstate pipeline that extends from Harrison County, Texas to Caddo Parish, Louisiana.

•	NGL Services. We own a 30% membership interest in Lone Star NGL LLC (“Lone Star”), an entity owning a diverse set of midstream energy assets including pipelines, storage, fractionation and processing facilities located in the states of Texas, Mississippi and Louisiana.

•	Contract Services. We own and operate a fleet of compressors used to provide turn-key natural gas compression services for customer specific systems. We also own and operate a fleet of equipment used to provide treating services, such as carbon dioxide and hydrogen sulfide removal, natural gas cooling, dehydration and BTU management.

•	Corporate. The Corporate segment comprises our corporate offices.

Recent Developments

Pending Acquisitions

PVR Merger

On October 9, 2013, we, RVP LLC, a Delaware limited liability company and our wholly owned subsidiary, and our general partner entered into an Agreement and Plan of Merger with PVR Partners, L.P., a Delaware limited partnership (“PVR”), and PVR GP, LLC, a Delaware limited liability company and the general partner of PVR. Pursuant to the Agreement and Plan of Merger, as amended by Amendment No. 1 thereto dated as of November 7, 2013 (the “PVR merger agreement”), PVR will merge with and into us (the “PVR merger”), and we will continue our existence under Delaware law as the surviving entity in the PVR merger.

The PVR merger agreement provides that, at the effective time of the PVR merger, each PVR common unit and each PVR class B unit issued and outstanding or deemed issued and outstanding as of immediately prior to the effective time of the PVR merger will be converted into the right to receive the merger consideration, consisting of (i) 1.020 of our common units and (ii) an amount of cash equal to the difference (if positive) between (x) the PVR annualized distribution and (y) our adjusted annualized distribution. The PVR annualized distribution is the product of four and the amount of the quarterly cash distribution most recently declared by PVR prior to the closing of the PVR merger. Our adjusted annualized distribution is the product of four and the amount of the quarterly cash distribution most recently declared by us prior to the closing of the PVR merger, multiplied by the exchange ratio of 1.020. The total merger consideration is valued at approximately $5.6 billion as of the date the parties entered into the PVR merger agreement.

Upon the consummation of the PVR merger, we will become the obligor with respect to PVR’s $1.3 billion in aggregate principal amount of senior notes, consisting of (i) $400 million of 6.5% Senior Notes due 2021, (ii) $300 million of 8.25% Senior Notes due 2018 and (iii) $600 million of 8.375% Senior Notes due 2020 (the “PVR notes”). In addition, upon consummation of the PVR merger any amounts outstanding under PVR’s revolving credit facility will be repaid with borrowings under our revolving credit facility and any remaining commitments under the PVR revolving credit facility will be terminated.

The completion of the PVR merger is subject to the satisfaction or waiver of certain customary closing conditions, including, among other things: (i) approval of the PVR merger agreement by PVR’s unitholders, (ii) approval for listing of our common units issuable as part of the merger consideration on the New York Stock Exchange, (iii) there being no law or injunction prohibiting the consummation of the PVR merger, (iv) expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (v) the effectiveness of a registration statement on Form S-4, (vi) subject to specified materiality standards, the accuracy of the representations and warranties of each party, (vii) compliance by each party in all material respects with its covenants, (viii) the receipt of certain legal opinions by us and PVR and (ix) the conversion of 10,346,257 special units of PVR outstanding as of the date of the PVR merger agreement into an aggregate of 10,346,257 common units of PVR. On November 7, 2013, the PVR special units converted into PVR common units and on November 8, 2013, the Federal Trade Commission (“FTC”) granted early termination of the waiting period under the HSR Act.

PVR is a publicly traded Delaware limited partnership that is principally engaged in the gathering and processing of natural gas and the management of coal and natural resource properties in the United States. PVR’s assets are primarily located in Pennsylvania, Texas, Oklahoma and West Virginia.

PVR manages its business in three operating segments: (i) eastern midstream, (ii) midcontinent midstream and (iii) coal and natural resource management. PVR’s eastern midstream segment is engaged in providing natural gas gathering and other related services in Pennsylvania and West Virginia. In addition, PVR owns membership interests in a joint venture that transports fresh water to natural gas producers. PVR’s midcontinent midstream segment is engaged in providing natural gas processing, gathering services and other related services. PVR’s coal and natural resource management segment primarily involves the management and leasing of coal properties and the subsequent collection of royalties. This segment also earns revenues from other land management activities, such as selling standing timber, leasing coal-related infrastructure facilities and collecting oil and gas royalties.

Eagle Rock Midstream Acquisition

On December 23, 2013, we, Eagle Rock Energy Partners, L.P., a Delaware limited partnership (“Eagle Rock”), and Regal Midstream LLC, a Delaware limited liability company and our wholly owned subsidiary, entered into a contribution agreement pursuant to which we have agreed to acquire from Eagle Rock all of the issued and outstanding (i) membership interests in (a) Eagle Rock Marketing, LLC, a Delaware limited liability company, (b) Eagle Rock Pipeline GP, LLC, a Delaware limited liability company, and (c) Eagle Rock Gas Services, LLC, a Delaware limited liability company, and (ii) partnership interests in (a) Eagle Rock Pipeline, L.P., a Delaware limited partnership, and (b) EROC Midstream Energy, L.P., a Delaware limited partnership (collectively, the “acquired Eagle Rock entities”). We refer to this transaction as the “Eagle Rock midstream acquisition,” and, together with the PVR merger, as the “pending acquisitions.” The assets held and operated by the acquired Eagle Rock entities collectively comprise what we refer to herein as the “Eagle Rock midstream business.”

The consideration to be paid by us in exchange for the acquired Eagle Rock entities is valued at approximately $1.3 billion (subject to customary post-closing adjustments) and will consist of (i) 8,245,859 common units issued to Eagle Rock having a value equal to approximately $200 million, (ii) the assumption by us of up to $550 million of Eagle Rock’s existing 8.375% Senior Notes due 2019 (the “existing Eagle Rock notes”) through an exchange offer (the “exchange offer”) in exchange for notes newly issued by us and Regency Finance (the “Regency exchange notes”) and (iii) cash equal to the remainder of the purchase price. If less than $550 million of existing Eagle Rock notes are tendered for exchange in the exchange offer, then we have agreed to pay Eagle Rock an amount equal to 1.1x the principal amount of existing Eagle Rock notes not tendered for exchange. Any such notes not tendered will remain as an obligation of Eagle Rock upon consummation of the transactions contemplated by the contribution agreement. A portion of the consideration will be held in escrow as security for any indemnification claims. We expect to finance the cash portion of the purchase price through an issuance of common units equal to approximately $400 million to Energy Transfer Equity, L.P. (“ETE”), the indirect owner of our general partner, and borrowings under our revolving credit facility. Each of our and Eagle Rock’s obligations to consummate the Eagle Rock midstream acquisition is subject to customary conditions, including the approval of the contribution agreement and the Eagle Rock midstream acquisition by Eagle Rock’s unitholders and the expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act.

The acquired Eagle Rock entities are engaged in the business of gathering, compressing, treating, processing and transporting natural gas, fractionating and transporting NGLs, crude oil and condensate logistics and marketing and natural gas marketing and trading. The Eagle Rock midstream business is located in four significant natural gas producing regions: the Texas Panhandle, East Texas/Louisiana, South Texas and the Gulf of Mexico. These four regions are productive, mature, natural gas producing basins that have historically experienced significant drilling activity.

The Eagle Rock midstream acquisition is expected to complement our core gathering and processing business, and, when combined with the PVR merger, further diversify our basin exposure in the Texas Panhandle, East Texas and South Texas.

Hoover Acquisition

On February 3, 2014, we consummated our previously announced acquisition of the subsidiaries of Hoover that conduct substantially all of Hoover’s business (“the Hoover acquisition”). The acquired operations include crude oil gathering, transportation and terminaling, condensate handling, natural gas gathering, treating and processing, and water gathering and disposal services in the Southern Delaware Basin in West Texas. Hoover’s Perry Ranch Station is a major destination for crude oil gathered by a customer in the region and is backed by a 20-year dedication. In addition, Hoover’s Delaware Water System is the only open-access water gathering and disposal system in the Delaware Basin. These assets are expected to complement our existing footprint in the southern portion of the Delaware Basin and expand our services offered to producers to include crude oil and water gathering.

The consideration paid by us in exchange for the acquired Hoover entities was valued at $281.6 million (subject to customary post-closing adjustments) and consisted of (i) 4,040,471 common units issued to Hoover and (ii) $183.6 million in cash. A portion of the consideration is being held in escrow as security for certain indemnification claims. We financed the cash portion of the purchase price through borrowings under our revolving credit facility.

Credit Facility Amendment

In connection with the pending acquisitions, we expect to amend our revolving credit facility (the “credit facility amendment”) to, among other things, expressly permit the pending acquisitions thereunder, increase the aggregate commitments from $1.2 billion to $1.5 billion and increase the uncommitted incremental facility from $300 million to $500 million. The credit facility amendment may not be entered into on such terms or at all and remains subject to negotiation and agreement by us and the lenders under our revolving credit facility.

Partnership Structure and Management

Our operations are conducted through, and our operating assets are owned by, our subsidiaries. We own our interests in our operating subsidiaries through an operating partnership, Regency Gas Services LP. Regency GP LP, our general partner, has direct responsibility for conducting our business and for managing our operations. Because our general partner is a limited partnership, its general partner, Regency GP LLC, is ultimately responsible for the business and operations of Regency GP LP and conducts our business and operations. Thus, the board of directors and officers of Regency GP LLC make decisions on our behalf.

Regency Finance, our wholly owned subsidiary, has no material assets or any liabilities other than as a co-issuer of our debt securities, including the notes offered hereby and our existing senior notes. Its business activities are limited to co-issuing our debt securities and engaging in other activities incidental thereto.

Other Information

Our principal executive offices are located at 2001 Bryan Street, Suite 3700, Dallas, Texas 75201, and our telephone number is (214) 750-1771. Our periodic reports and other information filed with or furnished to the Securities and Exchange Commission (the “SEC”) are available, free of charge, through our website, at www.regencyenergy.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

The Offering

Issuers	Regency Energy Partners LP and Regency Energy Finance Corp.

Notes Offered	$600,000,000 aggregate principal amount of % senior notes due 2022.

Interest	% per year. Interest on the notes is payable semi-annually on and of each year, beginning , 2014 and interest will accrue from , 2014.

Maturity	, 2022.

Guarantees	The notes will be guaranteed on a senior basis by all of our existing consolidated subsidiaries (except the co-issuer, Regency Finance, Edwards Lime Gathering, LLC, ELG Oil LLC and ELG Utility LLC (collectively, the “Edwards Lime Entities”) and the acquired Hoover entities) and certain of our future subsidiaries. In accordance with the terms of the notes, the acquired Hoover entities will become guarantors of the notes within 20 business days of their guarantee of our obligations under our revolving credit facility, which is required to occur within 30 days of our acquisition of the acquired Hoover entities.

Ranking	The notes will be unsecured and will rank equally with all of our existing and future unsubordinated unsecured obligations, including our outstanding 6 7/8% Senior Notes due 2018, our 5 3/4% Senior Notes due 2020, our 6 1/2% Senior Notes due 2021, our 5 1/2% Senior Notes due 2023 and our 4 1/2% Senior Notes due 2023 (collectively, our “existing senior notes”). The notes will be senior in right of payment to any of our future obligations that are, by their terms, expressly subordinated in right of payment to the notes. The notes will be effectively subordinated to our existing and future secured indebtedness, including indebtedness under our revolving credit facility, to the extent of the value of the collateral securing such obligations.

The guarantees will be unsecured and will rank equally with all of the guarantors’ existing and future unsubordinated unsecured obligations, including their guarantees of our existing senior notes. The guarantees will be senior in right of payment to any of the guarantors’ future obligations that are, by their terms, expressly subordinated in right of payment to the guarantees. The guarantees will be effectively subordinated to the guarantors’ existing and future secured indebtedness, including their guarantees of indebtedness under our revolving credit facility, to the extent of the value of the collateral securing such indebtedness.

The notes and guarantees will be structurally subordinated to all indebtedness and obligations of our subsidiaries that do not guarantee the notes.

As of September 30, 2013, after giving pro forma effect to (i) the consummation and financing of the Hoover acquisition, (ii) the consummation and financing of the pending acquisitions (including (a) the exchange of all of the existing Eagle Rock notes for Regency exchange notes in the exchange offer and (b) the assumption of the PVR notes and the repayment of PVR’s revolving credit facility with borrowings under our revolving credit facility in connection with the PVR merger), (iii) the credit facility amendment and (iv) this offering and the application of the net proceeds therefrom as set forth under “Use of Proceeds,” we and the guarantors would have had approximately $5.5 billion in principal amount of senior indebtedness outstanding (including the notes offered hereby), and the notes would have been effectively subordinated to approximately $251 million of such debt, representing the estimated pro forma secured indebtedness under our revolving credit facility, and we would have had approximately $1.2 billion of availability under our revolving credit facility. However, the availability under our revolving credit facility is likely to be less after accounting for our borrowings to pay the cash portion of the Hoover acquisition and the pending acquisitions, if consummated. Upon the closing of the PVR merger and the closing of the Eagle Rock midstream acquisition, the PVR notes and the Regency exchange notes, respectively, will rank equal in right of payment with the notes and all of our existing senior notes. As of September 30, 2013, our non-guarantor subsidiaries, the Edwards Lime Entities, did not have any indebtedness other than ordinary trade indebtedness and our unconsolidated subsidiaries, HPC, MEP, Lone Star and Ranch JV, had an aggregate of $1.2 billion of indebtedness outstanding.

Optional Redemption	At any time prior to , 2022, we may redeem some or all of the notes at a redemption price of 100% of the principal amount of the notes redeemed plus a “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. On or after , 2022, we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any. See “Description of Notes—Optional Redemption.”

Change of Control	Upon the occurrence of a change of control event, which occurrence (other than one involving the adoption of a plan relating to liquidation or dissolution) is followed by a ratings decline within 90 days of the consummation of the transaction, we must offer to repurchase the notes at 101% of the principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase. A ratings decline is defined as a decrease in the rating of the notes by both Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“Standard & Poor’s”) by one or more gradations of the notes. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.” We may not have enough funds available at the time of a change of control to make any required debt payment (including repurchases of the notes).

Our ability to repurchase the notes upon a change of control will be limited by the terms of our debt agreements, including our revolving credit facility. We cannot assure you that we will have the financial resources to repurchase the notes in such circumstances.

Covenants	We will issue the notes under a supplement to an indenture with Wells Fargo Bank, National Association, as trustee. The covenants in the indenture supplement will, among other things, limit our ability and the ability of certain of our subsidiaries to:

•	incur additional indebtedness;

•	pay distributions on, or repurchase or redeem our equity interests;

•	make certain investments;

•	incur liens;

•	enter into certain types of transactions with our affiliates; and

•	sell assets or consolidate or merge with or into other companies.

These and other covenants that will be contained in the indenture supplement are subject to important exceptions and qualifications, which are described under “Description of Notes—Certain Covenants.”

If the notes achieve investment grade ratings by either Moody’s or Standard & Poor’s and no default or event of default has occurred and is continuing under the indenture, we and our restricted subsidiaries will no longer be subject to many of the foregoing covenants. See “Description of Notes—Certain Covenants—Termination of Covenants.”

Use of Proceeds	The net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses, to us from the sale of the notes offered hereby will be approximately $590 million, which we will use to repay borrowings outstanding under our revolving credit facility and for general partnership purposes. See “Use of Proceeds.”

Risk Factors	You should read “Risk Factors” beginning on page S-12 of this prospectus supplement, on page 3 of the accompanying base prospectus and as found in the documents incorporated by reference, as well as the other cautionary statements throughout this prospectus supplement and in the accompanying base prospectus, to ensure you understand the risks associated with an investment in the notes.

SUMMARY HISTORICAL CONSOLIDATED AND PRO FORMA FINANCIAL DATA

The following table sets forth our summary historical consolidated financial data for the periods and as of the dates presented. The summary historical consolidated balance sheet data as of December 31, 2012, 2011 and 2010 and the summary historical consolidated statement of operations and cash flow data for the years ended December 31, 2012, 2011 and 2010 are derived from our audited historical consolidated financial statements incorporated by reference into this prospectus supplement. The summary historical consolidated balance sheet data as of September 30, 2013 and the summary historical consolidated statement of operations and cash flow data for the nine months ended September 30, 2013 and 2012 are derived from our unaudited historical consolidated financial statements incorporated by reference into this prospectus supplement, and the summary historical consolidated balance sheet data as of September 30, 2012 are derived from our unconsolidated financial statements not incorporated by reference into this prospectus supplement.

On August 9, 2013, we retrospectively adjusted our financial statements as of December 31, 2012 and for the year then ended to reflect our acquisition of Southern Union Gathering Company LLC (“SUGS”) on April 30, 2013. We accounted for this acquisition in a manner similar to the pooling of interest method of accounting as it was a transaction between commonly controlled entities. Under this method of accounting, we reflected the historical balance sheet data for us and SUGS instead of reflecting the fair market value of SUGS’ assets and liabilities. We retrospectively adjusted our financial statements as of December 31, 2012 and for the year then ended to include the balances and operations of SUGS from March 26, 2012 (the date upon which common control began).

You should read our historical consolidated financial data in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2012, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and our Current Report on Form 8-K filed with the SEC on August 9, 2013, as well as our historical financial statements and notes thereto, which are incorporated by reference into this prospectus supplement. Historical results are not necessarily indicative of results that may be expected for any future period.

The following table also sets forth our summary unaudited condensed combined financial data on a pro forma basis for the periods and as of the dates indicated after giving effect to (i) the consummation and financing of the PVR merger, the Eagle Rock midstream acquisition (including (a) the exchange of all of the existing Eagle Rock notes in the exchange offer for Regency exchange notes and (b) the assumption of the PVR notes and the repayment of PVR’s revolving credit facility with borrowings under our revolving credit facility in connection with the PVR merger) and the Hoover acquisition and (ii) the credit facility amendment. The pro forma balance sheets as of September 30, 2012 and as of December 31, 2012 reflect such transactions and the pro forma adjustments as though they had occurred on September 30, 2013, while the pro forma combined statements of operations for the nine months ended September 30, 2013 and for the year ended December 31, 2012 reflect such transactions and the pro forma adjustments as though they had occurred as of January 1, 2012.

The accounting for an acquisition of a business is based on the authoritative guidance for business combinations. Purchase accounting requires, among other things, that the assets and liabilities assumed be recognized at their fair values as of the date the acquisition is completed. The allocation of the purchase price is dependent upon certain valuations of the assets and liabilities and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments reflect the assets and liabilities at their historical book values. Differences between these historical bases and the final purchase accounting will occur, and these differences could have a material impact on the unaudited pro forma combined per unit information set forth below.

The following summary unaudited condensed combined pro forma financial data has been prepared for illustrative purposes only and is not necessarily indicative of what the combined organization’s condensed financial position or results of operations actually would have been had such transactions been completed as of the dates indicated and does not purport to project the future financial position or operating results of the combined organization. Future results may vary significantly from the results reflected because of various factors, including those set forth in “Risk Factors” beginning on page S-12 of this prospectus supplement and in the other information and documents included or incorporated by reference in this prospectus supplement and the accompanying base prospectus. The following summary unaudited condensed combined pro forma financial data should be read in conjunction with, and is qualified in its entirety by reference to, the audited historical consolidated and unaudited pro forma combined financial statements and the accompanying notes incorporated by reference into this prospectus supplement.

Although we have entered into definitive agreements with respect to the PVR merger and the Eagle Rock midstream acquisition, we cannot guarantee when, or whether, either or both of the pending acquisitions will be completed. Such definitive agreements contain a number of important conditions that must be satisfied before the acquisitions which they contemplate can be consummated. If these conditions are not met, either or both of the pending acquisitions may not be completed. In addition, either or both of the pending acquisitions may ultimately be consummated on terms different than those provided in the respective definitive agreements. This offering is not conditioned upon the closing of either of the pending acquisitions. See “Risk Factors—Risks Relating to the Pending Acquisitions and the Hoover Acquisition” for a discussion of the risks related to these acquisitions.

	Historical						Pro Forma
	Successor					Predecessor	Successor
(Dollars in millions)	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012	Year Ended December 31, 2012	Year Ended December 31, 2011	Period from Acquisition (May 26, 2010) to December 31, 2010	Period from January 1, 2010 to May 25, 2010	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
	(Unaudited)	(Unaudited)					(Unaudited)	(Unaudited)
Statement of Operations Data:
Total revenues	$1,844	$1,413	$2,000	$1,434	$716	$505	$3,442	$3,813
Total operating costs and expenses	1,801	1,391	1,970	1,394	702	485	3,327	3,889

Operating income (loss)	43	22	30	40	14	20	115	(76)
Other income and deductions:
Income from unconsolidated affiliates	103	87	105	120	54	16	104	103
Gain on sale of investment in unconsolidated affiliate	—	—	—	—	—	—	14	—
Interest expense, net	(119)	(86)	(122)	(103)	(48)	(35)	(240)	(235)
Loss on debt refinancing, net	(7)	(8)	(8)	—	(16)	(2)	(7)	(8)
Other income and deductions, net	3	26	29	17	(8)	(4)	4	29

Income (loss) from continuing operations before income taxes	23	41	34	74	(4)	(5)	(10)	(187)
Income tax expense (benefit)	(1)	(1)	—	—	1	—	1	—

Income (loss) from continuing operations	24	42	34	74	(5)	(5)	(9)	(187)
Discontinued operations:
Net income (loss) from operations of east Texas assets	—	—	—	—	(1)	—	—	—

Net income (loss)	24	42	34	74	(6)	(5)	(9)	(187)
Net income (loss) attributable to noncontrolling interest	(4)	(2)	(2)	(2)	—	—	(4)	(2)

Net income (loss) attributable to Regency Energy Partners LP	$20	$40	$32	$72	$(6)	$(5)	$(13)	(189)

Cash Flow Data:
Net cash flows provided by (used in):
Operating activities	$381	$256	$324	$254	$80	$89	$619	$513
Investing activities	(1,105)	(581)	(807)	(955)	(297)	(148)	(1,482)	(2,539)
Financing activities	683	360	535	693	203	72	812	2,091
Other Financial Data:
Ratio of earnings to fixed charges(1)	1.20	1.62	1.35	1.63	—	—	—	—
Adjusted EBITDA(2)	$446	$398	$525	$422	$218	$108	$724	$849

	Historical					Pro Forma
(Dollars in millions)	September 30, 2013	September 30, 2012	December 31, 2012	December 31, 2011	December 31, 2010	September 30, 2013	December 31, 2012
	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
Balance Sheet Data (at period end):
Property, plant and equipment, net	$4,242	$2,059	$3,686	$1,886	$1,660	$7,513	$3,686
Total assets	8,566	5,968	8,123	5,568	4,770	16,047	8,123
Long-term debt (long-term portion only)	2,976	1,960	2,157	1,687	1,141	5,477	2,157
Series A Preferred Units	32	73	73	71	71	32	73
Partners’ capital	4,918	3,628	5,340	3,531	3,294	9,521	5,340

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before adjustment for equity income from equity method investees plus fixed charges, amortization of capitalized interest and distributed income from investees accounted for under the equity method. Fixed charges consist of interest expensed and capitalized and an estimated interest component of rent expense. Earnings were insufficient to cover fixed charges by $2.0 million and $8.8 million for the period from May 26, 2010 to December 31, 2010 and the period from January 1, 2010 to May 25, 2010, respectively. Earnings were insufficient to cover fixed charges by $17.0 million and $192.0 million for the pro forma nine months ended September 30, 2013 and the pro forma year ended December 31, 2012, respectively.

(2)	Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies and is not a measure of net income or cash flows as determined by GAAP. We define EBITDA as net income (loss) plus interest expense, net; income tax expense, net; and depreciation and amortization expense. We define adjusted EBITDA as EBITDA plus or minus: non-cash loss (gain) from commodity and embedded derivatives; unit-based compensation expenses; loss (gain) on asset sales, net; loss on debt refinancing; other non-cash (income) expense, net; net income attributable to noncontrolling interest; and our interest in adjusted EBITDA from unconsolidated affiliates less income from unconsolidated affiliates.

Adjusted EBITDA is used as supplemental measure by our management and by external users of our financial statements to assess, among other things: the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our unitholders and general partner; our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted EBITDA in the same manner. Adjusted EBITDA is the starting point in determining cash available for distribution, which is an important non-GAAP financial measure for a publicly traded partnership.

Adjusted EBITDA does not include interest expense, income tax expense or depreciation and amortization expense. Because we have borrowed money to finance our operations, interest expense is a necessary element of our costs and our ability to generate cash available for distribution. Because we use capital assets, depreciation and amortization are also necessary elements of our costs. Therefore, any measures that exclude these elements have material limitations. To compensate for these limitations, we believe that it is important to consider both net earnings determined under GAAP, as well as adjusted EBITDA, to evaluate our performance.

The following table provides a reconciliation of net cash flows provided by operating activities and of net income (loss) to adjusted EBITDA for the periods presented:

	Historical						Pro Forma
	Successor					Predecessor	Successor
(Dollars in millions)	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012	Year Ended December 31, 2012	Year Ended December 31, 2011	Period from Acquisition (May 26, 2010) to December 31, 2010	Period from January 1, 2010 to May 25, 2010	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
	(Unaudited)	(Unaudited)					(Unaudited)	(Unaudited)
Net cash flows provided by operating activities	$381	$256	$324	$254	$80	$89	$619	$513
Add (deduct):
Depreciation and amortization, including debt issuance cost amortization, bond premium write-off and amortization and impairment	(211)	(197)	(259)	(175)	(78)	(51)	(418)	(725)
Income from unconsolidated affiliates	103	87	105	120	54	16	104	103
Derivative valuation change	(3)	11	12	21	(33)	(12)	(27)	32
Loss (gain) on assets sales, net	(1)	(2)	(3)	2	—	—	(1)	28
Gain on sale of investment in unconsolidated affiliates	—	—	—	—	—	—	14	—
Unit-based compensation expenses	(5)	(3)	(5)	(3)	(2)	(12)	(14)	(14)
Non-cash interest expense	—	—	—	—	—	—	(5)	(6)
Trade accounts receivable, accrued revenues and related party receivables	73	(9)	—	8	—	11	90	43
Other current assets and other current liabilities	26	(53)	(10)	(11)	13	(25)	29	(10)
Trade accounts payable, accrued cost of gas and liquids, related party payables and deferred revenues	(103)	33	(18)	(23)	15	(9)	(159)	(30)
Distributions of earnings received from unconsolidated affiliates	(108)	(92)	(121)	(119)	(57)	(12)	(115)	(130)
Cash flow changes in other assets and liabilities	(128)	11	9	—	2	—	(126)	9

Net income (loss)	24	42	34	74	(6)	(5)	(9)	(187)

Add (deduct):
Interest expense, net	119	86	122	103	48	35	240	235
Depreciation and amortization	207	193	252	169	77	46	410	458
Income tax (benefit) expense	(1)	(1)	—	—	1	—	(1)	—

EBITDA	349	320	408	346	120	76	640	506

Add (deduct):
Partnership’s interest in unconsolidated affiliates adjusted EBITDA	188	171	227	213	102	21	188	227
Income from unconsolidated affiliates	(103)	(87)	(105)	(120)	(54)	(16)	(104)	(103)
Non-cash (gain) loss from commodity and embedded derivatives	—	(17)	(19)	(18)	31	11	—	(21)
Impairment of long-lived assets	—	—	—	—	—	—	—	257
Other expense, net	12	11	14	1	19	16	6	(17)

Adjusted EBITDA	$446	$398	$525	$422	$218	$108	$724	$849

RISK FACTORS

An investment in the notes involves risks. You should carefully consider the following risk factors, together with the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2012 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, as well as all of the other information and documents included or incorporated by reference in this prospectus supplement and the accompanying base prospectus in evaluating an investment in the notes. If any of the described risks actually were to occur, our business, financial condition or results of operations could be affected materially and adversely.

Risks Relating to the Notes

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets. Additionally, we are not able to control the amounts of cash that certain of our unconsolidated subsidiaries may distribute to us.

We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the partnership interests and the equity in our subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, our revolving credit facility and applicable state partnership or limited liability company laws and other laws and regulations. Pursuant to our revolving credit facility, we may be required to establish cash reserves for the future repayment of outstanding letters of credit under such facility. If we are unable to obtain the funds necessary to pay the principal amount of the notes at maturity, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes on satisfactory terms or at all.

Additionally, the ability of certain of our unconsolidated subsidiaries, including HPC, MEP, Lone Star and Ranch JV, to make distributions to us may be restricted by, among other things, the terms of each such entity’s partnership or limited liability company agreement, as applicable, and any debt instruments entered into by such entity, as well as applicable state partnership or limited liability company laws and other laws and regulations. We are not able to control the amounts of cash that HPC, MEP, Lone Star or Ranch JV may distribute to us. Specifically, cash distributions from HPC require the approval of at least 75% of the votes entitled to be cast by HPC’s management committee members. The management committee consists of four members, with each partner appointing one member and each member having a vote equal to the sharing ratio of the partner that appointed such member. In addition to our vote, under a voting agreement we also have the vote of one other member. Additionally, under MEP’s limited liability company agreement, MEP’s board of directors determines the amount of available cash to be distributed to MEP’s members. MEP’s board of directors consists of three members, with each member appointing one member, and decisions relating to available cash require the approval of directors appointed by members collectively holding 65% or more of the membership interests. Lone Star’s board of directors also determines the amount of available cash to be distributed to Lone Star’s members. The Lone Star board consists of two members, one appointed by us and one appointed by Energy Transfer Partners, L.P. (“ETP”), and decisions relating to available cash require the unanimous consent of the board. Ranch JV is managed by a three-manager board, with each member appointing a manager who has a 33.33% sharing ratio. The amount of available cash to be distributed to members requires the affirmative vote of board members collectively holding a sharing ratio exceeding 50%.

Your right to receive payments on the notes and the guarantees is unsecured and will be effectively subordinated to our existing and future secured indebtedness.

The notes are effectively subordinated to claims of our secured creditors and the guarantees are effectively subordinated to the claims of our and the guarantors’ secured creditors, including the lenders under our revolving credit facility. As of September 30, 2013, after giving pro forma effect to (i) the consummation and financing of the Hoover acquisition, (ii) the consummation and financing of the pending acquisitions (including (a) the exchange of all of the existing Eagle Rock notes for Regency exchange notes in the exchange offer and (b) the assumption of the PVR notes and the repayment of PVR’s revolving credit facility with borrowings under our revolving credit facility in connection with the PVR merger), (iii) the credit facility amendment and (iv) this offering and the application of the net proceeds therefrom as set forth under “Use of Proceeds,” we and the guarantors would have had approximately $5.5 billion in principal amount of senior indebtedness outstanding (including the notes offered hereby), and the notes would have been effectively subordinated to approximately $251 million of such debt, representing the estimated pro forma secured indebtedness under our revolving credit facility, and we would have had approximately $1.2 billion of availability under our revolving credit facility. However, the availability under our revolving credit facility is likely to be less after accounting for our borrowings to pay the cash portion of the Hoover acquisition and the pending acquisitions, if consummated.

Not all of our subsidiaries will initially guarantee the notes. Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes.

Although substantially all of our consolidated subsidiaries will initially guarantee the notes, in the future the guarantees may be released under certain circumstances. Further, certain of our subsidiaries, including the Edwards Lime Entities, will not guarantee the notes initially. Our unconsolidated subsidiaries, HPC, MEP, Lone Star and Ranch JV, will not qualify as a “Subsidiary” for purposes of the indenture governing the notes, and therefore, will not guarantee the notes. The notes will be structurally subordinated to the claims of all creditors, including unsecured indebtedness, trade creditors and tort claimants, of our non-guarantor subsidiaries. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of a non-guarantor subsidiary, creditors of that non-guarantor subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. As of September 30, 2013, the Edwards Lime Entities did not have any indebtedness other than ordinary trade indebtedness, and our unconsolidated subsidiaries, HPC, MEP, Lone Star and Ranch JV, had an aggregate of $1.2 billion of indebtedness outstanding.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the notes or to repay them at maturity.

Unlike a corporation, our partnership agreement requires us to distribute, on a quarterly basis, all of our available cash to our unitholders of record and our general partner subject to the limitations on restricted payments in the indentures governing our existing senior notes and in our revolving credit facility. Available cash is generally all of our cash and cash equivalents on hand and the amount of any cash reserves established by our general partner. Our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating partnership in amounts the general partner determines in its reasonable discretion to be necessary or appropriate:

•	to provide for the proper conduct of our business and the businesses of our operating partnership (including reserves for future capital expenditures and for our anticipated future credit needs);

•	to provide funds for distributions to our unitholders and the general partner for any one or more of the next four calendar quarters; or

•	to comply with applicable law or any of our loan or other agreements, including the indentures governing the notes and our existing senior notes and our revolving credit facility.

Although our payment obligations to our unitholders are subordinated to our payment obligations to you, the value of our common units decreases in correlation with decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue equity to recapitalize.

Our leverage may limit our ability to borrow additional funds, comply with the terms of our indebtedness or capitalize on business opportunities.

Our leverage is significant in relation to our partners’ capital. As of September 30, 2013, after giving pro forma effect to (i) the consummation and financing of the Hoover acquisition, (ii) the consummation and financing of the pending acquisitions (including (a) the exchange of all of the existing Eagle Rock notes for Regency exchange notes in the exchange offer and (b) the assumption of the PVR notes and the repayment of PVR’s revolving credit facility with borrowings under our revolving credit facility in connection with the PVR merger) and (iii) this offering and the application of the net proceeds therefrom as set forth under “Use of Proceeds,” we and the guarantors would have had approximately $5.5 billion in principal amount of senior indebtedness outstanding. We will be prohibited from making cash distributions during an event of default under our debt agreements. Various limitations in our revolving credit facility, as well as the indentures for the notes and our existing senior notes, may reduce our ability to incur additional debt, to engage in transactions and to capitalize on business opportunities. Any subsequent refinancing of our current indebtedness or any new indebtedness could have similar or greater restrictions. As of September 30, 2013, after giving pro forma effect to (i) the consummation and financing of the Hoover acquisition, (ii) the consummation and financing of the pending acquisitions (including (a) the exchange of all of the existing Eagle Rock notes for Regency exchange notes in the exchange offer and (b) the assumption of the PVR notes and the repayment of PVR’s revolving credit facility with borrowings under our revolving credit facility in connection with the PVR merger), (iii) the credit facility amendment and (iv) this offering and the application of the net proceeds therefrom as set forth under “Use of Proceeds,” we would have had approximately $1.2 billion of availability under our revolving credit facility, although the availability under our revolving credit facility is likely to be less after accounting for our borrowings to pay the cash portion of the Hoover acquisition and the pending acquisitions, if consummated.

Our leverage could have important consequences to investors in the notes. We will require substantial cash flow to meet our principal and interest obligations with respect to the notes and our other indebtedness. Our ability to make scheduled payments, to refinance our obligations with respect to our indebtedness or to obtain additional financing in the future will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors. We believe that we will have sufficient cash flow from operations and available borrowings under our revolving credit facility to service our indebtedness. However, a significant downturn in our business and the midstream sector of the natural gas industry or other development adversely affecting our cash flow could materially impair our ability to service our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to refinance all or a portion of our debt or sell assets. We cannot assure you that we would be able to refinance our existing indebtedness or sell assets on terms that are commercially reasonable.

Our leverage may adversely affect our ability to fund future working capital, capital expenditures and other general partnership requirements, future acquisition, construction or development activities, or to otherwise fully realize the value of our assets and opportunities because of the need to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness or to comply with any restrictive terms of our indebtedness. Our leverage may also make our results of operations more susceptible to adverse economic and industry conditions by limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and may place us at a competitive disadvantage as compared to our competitors that have less debt.

A court may use fraudulent conveyance considerations to avoid or subordinate the subsidiary guarantees.

Various applicable fraudulent conveyance laws have been enacted for the protection of creditors. A court may use fraudulent conveyance laws to subordinate or avoid the subsidiary guarantees of the notes issued by any of the guarantors. It is also possible that under certain circumstances a court could hold that the direct obligations of a subsidiary guaranteeing the notes could be superior to the obligations under that guarantee.

A court could avoid or subordinate the guarantee of the notes by any of our subsidiaries in favor of that subsidiary’s other debts or liabilities to the extent that the court determined either of the following were true at the time the subsidiary issued the guarantee:

•	that subsidiary incurred the guarantee with the intent to hinder, delay or defraud any of its present or future creditors or that subsidiary contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of others; or

•	that subsidiary did not receive fair consideration or reasonably equivalent value for issuing the guarantee and, at the time it issued the guarantee, that subsidiary (i) was insolvent or rendered insolvent by reason of the issuance of the guarantee, (ii) was engaged or about to engage in a business or transaction for which the remaining assets of that subsidiary constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, an entity would be considered insolvent for purposes of the foregoing if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at a fair valuation, or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

Among other things, a legal challenge of a subsidiary’s guarantee of the notes on fraudulent conveyance grounds may focus on the benefits, if any, realized by that subsidiary as a result of our issuance of the notes. To the extent a subsidiary’s guarantee of the notes is avoided as a result of fraudulent conveyance or held unenforceable for any other reason, the note holders would cease to have any claim in respect of that guarantee and the notes would be structurally subordinated to all liabilities of that subsidiary.

The indenture governing the notes will contain a “savings clause,” which limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the notes in full when due. Furthermore, in a recent case, Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp North America, Inc., the U.S. Bankruptcy Court in the Southern District of Florida held that a savings clause similar to the savings clause that will be included in the indenture governing the notes was unenforceable. As a result, the subsidiary guarantees were found to be fraudulent conveyances. The United States Court of Appeals for the Eleventh Circuit recently affirmed the liability findings of the Bankruptcy Court without ruling directly on the enforceability of savings clauses generally. If the TOUSA decision were followed by other courts, the risk that the guarantees would be deemed fraudulent conveyances would be significantly increased.

Our reimbursement of our general partner’s expenses and our payment of certain fees to affiliates of ETE and ETP under a services agreement and an operation and service agreement will reduce our cash available for debt service.

We reimburse our general partner and its affiliates for all expenses they incur on our behalf. These expenses include all costs incurred by our general partner and its affiliates in managing and operating us, including costs for rendering corporate staff and support services to us. In addition, we are a party to a services agreement with ETE and its affiliate, ETE Services Company, LLC (“ETE Services”), pursuant to which ETE Services provides certain general and administrative services to us and our general partner. Although ETE has agreed to eliminate the $10 million annual management fee paid by us until April 30, 2015, our obligation to make this payment will resume following such time. We are also party to an operation and service agreement with our general partner, our subsidiary, Regency Gas Services LP, and an affiliate of ETP, La Grange Acquisition, L.P. d/b/a Energy Transfer Company (“ETC”), pursuant to which ETC performs certain operations, maintenance and related services reasonably required to operate and maintain certain of our facilities. The reimbursement of expenses of our general partner and its affiliates, as well as our payments under the services agreement with ETE Services and the operation and service agreement with ETC, will reduce our cash available for debt service.

Your ability to transfer the notes may be limited by the absence of a trading market.

The notes will be new securities for which there is no trading market. We do not currently intend to apply for listing of the notes on any securities exchange. Although the underwriters have informed us that they currently intend to make a market in the notes, they are not obligated to do so. In addition, the underwriters may discontinue any such market-making at any time without notice. The liquidity of any market for the notes will depend on the number of holders of the notes, the interest of securities dealers in making a market in the notes and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes.

Increases in interest rates, which experienced record lows in recent years, could adversely impact the market price of our common units and our ability to issue additional common units in order to make acquisitions or reduce debt or for other purposes.

The credit markets experienced 50-year record lows in interest rates in recent years. As the overall economy continues to strengthen, monetary policy is likely to tighten, which would result in higher interest rates. Following the issuance of the notes, the interest rate on all of the notes will be fixed, and the rate on loans outstanding under our revolving credit facility will bear interest at a floating rate, a portion of which we have converted to a fixed rate through the use of interest rate swaps. Additionally, interest rates on future credit facilities could be higher than current levels, causing our financing costs to increase accordingly. As with other yield-oriented securities, the market price for our common units will be affected by the level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our common units, and a rising interest rate environment could have an adverse effect on the market price of our common units and our ability to issue additional common units, in order to make acquisitions or reduce debt or for other purposes.

We may not have the ability to raise funds necessary to finance any change of control offer required under the indenture.

Upon the occurrence of a change of control event, which occurrence (other than one involving the adoption of a plan relating to liquidation or dissolution) is followed by a ratings decline within 90 days of consummation of the transaction, we will be required to offer to purchase the notes at 101% of their principal amount plus accrued and unpaid interest to the date of purchase. If a purchase offer obligation arises under the indenture governing the notes, a change of control could also have occurred under the terms of our other debt, including our revolving credit facility, which could result in the acceleration of the indebtedness outstanding thereunder. Any of our future debt agreements may contain similar restrictions and provisions. If a purchase offer were required under the indenture, we may not have sufficient funds to pay the purchase price of all debt, including the notes, that we are required to purchase or repay.

Many of the covenants in the indenture will terminate if the notes are rated investment grade by either Moody’s or Standard & Poor’s.

Many of the covenants in the indenture governing the notes (including those that will restrict our ability to pay distributions, incur debt and to enter into certain other transactions) will no longer apply to us if the notes are rated investment grade by either Moody’s or Standard & Poor’s, provided at such time no default or event of default has occurred and is continuing. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain these ratings. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of Notes—Certain Covenants—Termination of Covenants.”

Risks Relating to the Pending Acquisitions and the Hoover Acquisition

We may be unable to obtain the regulatory clearances required to complete the pending acquisitions or, in order to do so, we, PVR or Eagle Rock may be required to comply with material restrictions or satisfy material conditions.

The pending acquisitions are subject to review by the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC under the HSR Act, and potentially by state regulatory authorities.

The closing of the PVR merger is subject to the condition that there is no law, injunction, judgment or ruling by a governmental authority in effect enjoining, restraining, preventing or prohibiting the transactions contemplated by the PVR merger agreement. Similarly, the closing of the Eagle Rock midstream acquisition is conditioned upon the receipt of required governmental consents, approvals, orders and authorizations, including the expiration or termination of the applicable waiting period under the HSR Act. We can provide no assurance that all required regulatory clearances for either of the pending acquisitions will be obtained. If a governmental authority asserts objections to the PVR merger or the Eagle Rock midstream acquisition, we may be required to divest some assets in order to obtain antitrust clearance. There can be no assurance as to the cost, scope or impact of the actions that may be required to obtain antitrust or other regulatory approval.

In addition, the PVR merger agreement provides that we are not required to commit to dispositions of assets in order to obtain regulatory clearance unless such dispositions do not exceed specified thresholds that are, individually and in the aggregate, immaterial to PVR, us or the expected benefits of the PVR merger. If we must take such actions, it could be detrimental to us or to the combined organization following the consummation of the PVR merger. Furthermore, these actions could have the effect of delaying or preventing completion of the PVR merger or imposing additional costs on or limiting the revenues or cash available for distribution of the combined organization following the consummation of the PVR merger.

Even if we receive early termination of the statutory waiting period under the HSR Act or the waiting period expires, the Antitrust Division or the FTC could take action under the antitrust laws to prevent or rescind any of the pending acquisitions, require the divestiture of assets or seek other remedies. Additionally, state attorneys general could seek to block or challenge any of the pending acquisitions as they deem necessary or desirable in the public interest at any time, including after completion of the pending acquisitions. In addition, in some circumstances, a third party could initiate a private action under antitrust laws challenging or seeking to enjoin either of the pending acquisitions, before or after either of them are completed. We may not prevail and may incur significant costs in defending or settling any action under the antitrust laws pertaining to the pending acquisitions.

PVR or Eagle Rock may have difficulty attracting, motivating and retaining executives and other employees in light of the pending acquisitions.

Uncertainty about the effect of the pending acquisitions on the employees of PVR or the acquired Eagle Rock entities may have an adverse effect on the our business following the consummation of the pending acquisitions. This uncertainty may impair PVR’s or Eagle Rock’s ability to attract, retain and motivate personnel until the pending acquisitions, as applicable, are completed. Employee retention may be particularly challenging during the pendency of the pending acquisitions, as employees may feel uncertain about their future roles with

us. In addition, PVR or the acquired Eagle Rock entities may have to provide additional compensation in order to retain employees. If employees of PVR or the acquired Eagle Rock entities depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become employees of ours, our ability to realize the anticipated benefits of the pending acquisitions could be diminished.

We, PVR and Eagle Rock are subject to business uncertainties and contractual restrictions prior to the consummation of the pending acquisitions, which could adversely affect our or PVR’s business and operations or the Eagle Rock midstream business.

In connection with the pending acquisitions, it is possible that some customers, suppliers and other persons with whom we, PVR or the acquired Eagle Rock entities have business relationships may delay or defer certain business decisions or, might decide to seek to terminate, change or renegotiate their relationship with us, PVR or the acquired Eagle Rock entities as a result of the pending acquisitions, which could negatively affect our, PVR’s and the acquired Eagle Rock entities’ respective revenues and earnings and our and PVR’s cash available for distribution, as well as the market price of our common units and the PVR common units, regardless of whether any of the pending acquisitions are completed.

Under the terms of the PVR merger agreement and the Eagle Rock contribution agreement, we, PVR and Eagle Rock are subject to certain restrictions on the conduct of our businesses prior to completing the PVR merger or the Eagle Rock midstream acquisition, as applicable, which may adversely affect our, PVR’s or the acquired Eagle Rock entities’ ability to execute certain of our respective business strategies. Such limitations could negatively affect each party’s businesses and operations prior to the completion of the pending acquisitions, as applicable. Furthermore, the process of planning to integrate businesses and organizations following the consummation of the pending acquisitions may divert management attention and resources and could ultimately have an adverse effect on us.

We will incur substantial transaction-related costs in connection with the pending acquisitions and the Hoover acquisition.

We expect to incur a number of non-recurring transaction-related costs associated with the pending acquisitions and the Hoover acquisition, combining our operations with the operations of PVR, the Eagle Rock midstream business and Hoover, and achieving the desired synergies. These fees and costs will be substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. Additional unanticipated costs may be incurred in the integration of our business with Hoover’s business, PVR’s business or the Eagle Rock midstream business. There can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of these businesses, will offset the incremental transaction-related costs over time. Thus, any net benefit may not be achieved in the near term, the long term or at all.

Failure to successfully combine our business with PVR’s business, the Eagle Rock midstream business or Hoover’s business in the expected time frames may adversely affect our future results.

The success of the pending acquisitions and the Hoover acquisition will depend, in part, on our ability to realize the anticipated benefits and synergies from combining our business with PVR’s business and the Eagle Rock midstream business and Hoover’s business. To realize these anticipated benefits, the businesses must be successfully combined. If the combined organization is not able to achieve these objectives, or is not able to achieve these objectives on a timely basis, the anticipated benefits of the pending acquisitions and the Hoover acquisition may not be realized fully or at all. In addition, the actual integration may result in additional and unforeseen expenses, such as difficulties operating new lines of business or in new geographic areas, unanticipated liabilities, losses or costs associated with the acquired businesses for which we are not indemnified or for which the indemnification rights to which we are entitled are inadequate, or potential environmental, permitting or regulatory compliance matters or liabilities, any of which could reduce the anticipated benefits of the pending acquisitions and the Hoover acquisition.

Our historical audited and unaudited pro forma consolidated financial information included elsewhere in this prospectus supplement may not be representative of our results giving effect to the pending acquisitions and the Hoover acquisition.

Our historical audited and unaudited pro forma consolidated financial data included elsewhere in this prospectus supplement has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the pending acquisitions and the Hoover acquisition been completed as of the date indicated, nor is it indicative of our future operating results or financial position. Our unaudited pro forma consolidated financial data contains adjustments that reflect the assets and liabilities at their historical book values. Differences between these historical bases and the final purchase accounting will occur, and these differences could have a material impact on the unaudited pro forma consolidated financial data included elsewhere in this prospectus supplement. Our unaudited pro forma consolidated financial information does not reflect future events that may occur after the pending acquisitions and the Hoover acquisition, including the costs related to the planned integration of us, PVR, the Eagle Rock midstream business, the acquired Hoover entities and any future nonrecurring charges resulting from the pending acquisitions and the Hoover acquisition, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. Our unaudited pro forma consolidated financial information presented elsewhere in this prospectus supplement is based in part on certain assumptions regarding the pending acquisitions and the Hoover acquisition that we believe are reasonable under the circumstances. We cannot assure you that the assumptions will prove to be accurate over time.

The pending acquisitions are subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all. Failure to complete the pending acquisitions, or significant delays in completing the pending acquisitions, could negatively affect our future business and financial results.

The completion of each of the pending acquisitions is subject to a number of conditions. The completion of the PVR merger and the Eagle Rock midstream acquisition are not assured and are subject to risks, including the risk that approval by PVR’s unitholders or Eagle Rock’s unitholders, as applicable, and governmental agencies, are not obtained or that other closing conditions are not satisfied. If the pending acquisitions are not completed, or if there are significant delays in completing the pending acquisitions, our future business and financial results could be negatively affected, and we, PVR or Eagle Rock will be subject to several risks, including the following:

•	the parties may be liable for damages to one another under the terms and conditions of the PVR merger agreement or the Eagle Rock contribution agreement;

•	negative reactions from the financial markets, including a decline in the price of our common units due to the fact that current prices may reflect a market assumption that the pending acquisitions will be completed;

•	having to pay certain significant costs relating to the pending acquisitions; and

•	the attention of our, PVR’s and the acquired Eagle Rock entities’ management will have been diverted to the pending acquisitions rather than each organization’s own operations and pursuit of other opportunities that could have been beneficial to that organization.

There can be no assurance that any condition to the closing of either of the pending acquisitions will be satisfied or waived, if permitted. Therefore, we can give no assurance with respect to the timing of the closing of the pending acquisitions or whether they will be completed on the currently contemplated terms, other terms or at all. If either of the pending acquisitions is completed on terms other than those currently contemplated, we cannot assure you that those terms will not be significantly less favorable to us.

Purported class action complaints have been filed against us, our general partner and PVR, among other defendants, challenging the PVR merger, and an unfavorable judgment or ruling in these lawsuits could prevent or delay the consummation of the PVR merger and result in substantial costs.

In connection with the PVR merger, purported unitholders of PVR have filed putative unitholder class action lawsuits against PVR and the current directors of PVR’s general partner, among other defendants. Among other remedies, the plaintiffs seek to enjoin the transactions contemplated by the PVR merger agreement. The outcome of any such litigation is uncertain. If a dismissal is not granted or a settlement is not reached, these lawsuits could prevent or delay completion of the PVR merger and result in substantial costs to PVR, including any costs associated with indemnification. Additional lawsuits may be filed against PVR or its officers or directors in connection with the PVR merger. The defense or settlement of any lawsuit or claim that remains unresolved at the time the PVR merger is consummated may adversely affect the combined partnership’s business, financial condition, results of operations and cash flows.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $590 million. We intend to use the net proceeds from the offering to repay borrowings outstanding under our revolving credit facility and for general partnership purposes.

As of January 31, 2014, an aggregate of $780 million of borrowings were outstanding under our revolving credit facility and we had approximately $14 million of letters of credit outstanding thereunder. The weighted average interest rate on the total amount outstanding at January 31, 2014 was 2.18%. Our revolving credit facility matures in May 2018. We have used our revolving credit facility to fund capital expenditures, working capital requirements and the cash portion of the consideration for the Hoover acquisition. We also expect to fund a portion of the acquisition consideration for the Eagle Rock midstream acquisition with borrowings under our revolving credit facility.

The underwriters may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business. Affiliates of each of the underwriters are lenders under our revolving credit facility and will receive a portion of the proceeds from this offering from the repayment of such facility. See “Underwriting.”

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of September 30, 2013 on:

•	a consolidated historical basis;

•	an as adjusted basis to give effect to the consummation and financing of the Hoover acquisition and this offering and the application of the net proceeds therefrom as described in “Use of Proceeds”; and

•	an as adjusted pro forma basis to give effect to (i) the consummation and financing of the PVR merger and the Eagle Rock midstream acquisition (including (a) the exchange of $550 million in aggregate principal amount of the existing Eagle Rock notes for $550 million in aggregate principal amount of Regency exchange notes in the exchange offer and (b) the assumption of the PVR notes and the repayment of PVR’s revolving credit facility with borrowings under our revolving credit facility in connection with the PVR merger) and (ii) the credit facility amendment.

You should read our financial statements and notes thereto that are incorporated by reference into this prospectus supplement for additional information regarding our capitalization.

	As of September 30, 2013
(Dollars in millions) (unaudited)	Actual	As Adjusted	As Adjusted Pro Forma
Cash and cash equivalents	$12	$242	$—

Total long-term debt:
Revolving credit facility(1)(2)	176	—	251
6 7⁄8% senior notes due 2018	600	600	600
5 3⁄4% senior notes due 2020	400	400	400
6 1⁄2% senior notes due 2021	500	500	500
4 1⁄2% senior notes due 2023	700	700	700
5 1⁄2% senior notes due 2023	600	600	600
Regency exchange notes	—	—	550
PVR senior notes(3)	—	—	1,300
Notes offered hereby(4)	—	600	600

Total long-term debt	$2,976	$3,400	$5,501

Series A convertible redeemable preferred units	32	32	32
Partners’ capital:
Common units(5)	3,990	4,088	8,531
Class F units	145	145	145
General partner interest	783	783	783
Noncontrolling interest	96	96	96

Total partners’ capital	$5,014	$5,112	$9,555

Total capitalization	$8,022	$8,544	$15,088

(1)	As of January 31, 2014, we had $780 million of borrowings outstanding under our revolving credit facility and approximately $14 million of letters of credit issued thereunder, leaving approximately $406 million of availability. In connection with the pending acquisitions and the Hoover acquisition, we expect to enter into the credit facility amendment to, among other things, increase the aggregate commitments from $1.2 billion to $1.5 billion. As of September 30, 2013, on an as adjusted pro forma basis, we would have had approximately $1.2 billion of availability, although the availability under our revolving credit facility is likely to be less after accounting for our borrowings to pay the cash portion of the Hoover acquisition and the pending acquisitions, if consummated. See “Summary—Recent Developments—Credit Facility Amendment.”

(2)	As of September 30, 2013, PVR had $333 million of borrowings outstanding under its revolving credit facility. Upon the consummation of the PVR merger, we expect to use borrowings under our revolving credit facility to repay all amounts outstanding under PVR’s revolving credit facility and terminate any remaining commitments under such facility.

(3)	Upon the consummation of the PVR merger, we will become the obligor with respect to PVR’s $1.3 billion in aggregate principal amount of senior notes, consisting of (i) $400 million of 6.5% Senior Notes due 2021, (ii) $300 million of 8.25% Senior Notes due 2018 and (iii) $600 million of 8.375% Senior Notes due 2020.

(4)	Assumes the notes are issued at par.

(5)	Reflects the issuance, on an as adjusted basis, of 4,040,471 common units in connection with the Hoover acquisition and, on an as adjusted pro forma basis, of 138,071,283 common units in connection with the PVR merger and 24,737,576 common units in connection with the Eagle Rock acquisition.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the ratio of earnings to fixed charges for us for each of the periods indicated.

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before adjustment for equity income from equity method investees plus fixed charges, amortization of capitalized interest and distributed income from investees accounted for under the equity method. Fixed charges consist of interest expensed and capitalized and an estimated interest component of rent expense.

	Successor				Predecessor
	Nine Months Ended September 30, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Period from May 26, 2010 to December 31, 2010	Period from January 1, 2010 to May 25, 2010	Year Ended December 31,
						2009	2008
Ratio of Earnings to Fixed Charges(1)	1.20	1.35	1.63	—	—	2.66	2.29

(1)	Earnings were insufficient to cover fixed charges by $2.0 million and $8.8 million for the period from May 26, 2010 to December 31, 2010 and the period from January 1, 2010 to May 25, 2010, respectively.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

We maintain our revolving credit facility through our subsidiary, Regency Gas Services LP (“RGS”), as the borrower under a credit agreement (the “credit agreement”). Effective May 21, 2013, our revolving credit facility has aggregate commitments of up to $1.2 billion, with $50 million of availability for letters of credit and a $300 million uncommitted incremental facility. The maturity date of our revolving credit facility is May 21, 2018. The obligations under our revolving credit facility are secured by substantially all of our assets and are guaranteed by us and substantially all of our subsidiaries, except for the Edwards Lime Entities, the acquired Hoover entities and our unconsolidated subsidiaries, HPC, MEP, Lone Star and Ranch JV. In accordance with the terms of our revolving credit facility, we expect the acquired Hoover entities to become guarantors under our revolving credit facility within 30 days of the date on which we consummated the Hoover acquisition. As of September 30, 2013 we had approximately $1.0 billion of availability under our revolving credit facility.

Interest on loans is calculated using either an alternate base rate or a LIBOR-based rate. The alternate base rate used to calculate interest on base rate loans is calculated based on the greatest to occur of a base rate, a federal funds effective rate plus 0.500% and an adjusted one-month LIBOR rate plus 1.000%. The applicable margin ranges from 0.625% to 1.500% for base rate loans, 1.625% to 2.500% for LIBOR-based loans, and a commitment fee of 0.300% to 0.450%, in each case based upon our consolidated total leverage ratio. We must also pay a participation fee for each revolving lender participating in letters of credit ranging from 1.625% to 2.500% per annum of the average daily amount of such lender’s letter of credit exposure, and a fronting fee to the issuing bank of letters of credit equal to 0.20% per annum of the average daily amount of the letter of credit exposure. As of January 31, 2014, we had $780 million of borrowings and approximately $14 million in letters of credit outstanding under our revolving credit facility. As of September 30, 2013, after giving pro forma effect to (i) the consummation and financing of the Hoover acquisition, (ii) the consummation and financing of the pending acquisitions (including (a) the exchange of all of the existing Eagle Rock notes for Regency exchange notes in the exchange offer and (b) the assumption of the PVR notes and the repayment of PVR’s revolving credit facility with borrowings under our revolving credit facility in connection with the PVR merger), (iii) the credit facility amendment described under the caption “Summary—Recent Developments—Credit Facility Amendment” and (iv) this offering and the application of the net proceeds therefrom as set forth under “Use of Proceeds,” we would have had approximately $251 million of borrowings and approximately $14 million of letters of credit outstanding under our revolving credit facility, leaving approximately $1.2 billion of availability, although the availability under our revolving credit facility is likely to be less after accounting for our borrowings to pay the cash portion of the Hoover acquisition and the pending acquisitions, if consummated.

The credit agreement contains the following financial covenants:

•	our consolidated total leverage ratio for any preceding four fiscal quarter period, as defined in the credit agreement, (a) ending on or prior to March 31, 2015 must not exceed 5.50 to 1.0 and (b) ending after March 31, 2015 must not exceed 5.25 to 1.0;

•	our consolidated interest coverage ratio for any preceding four fiscal quarter period, as defined in the credit agreement, must not be less than 2.50 to 1.0; and

•	our consolidated senior secured leverage ratio for any preceding four fiscal quarter period, as defined in the credit agreement, must not exceed 3.25 to 1.0.

The credit agreement also contains various covenants that limit, among other things, RGS’ and the guarantors’ ability to:

•	incur indebtedness;

•	grant liens;

•	enter into sale and leaseback transactions;

•	make certain investments, loans and advances;

•	dissolve or enter into a merger or consolidation;

•	enter into asset sales or make acquisitions;

•	enter into certain types of transactions with affiliates;

•	prepay other indebtedness or amend organizational documents or transaction documents (as defined in the credit agreement);

•	issue capital stock or create subsidiaries; or

•	engage in any business other than those businesses in which they were engaged at the time of the effectiveness of the revolving credit facility or reasonable extensions thereof.

In connection with the pending acquisitions, we expect to amend our revolving credit facility to, among other things, permit such transactions thereunder, increase the aggregate commitments from $1.2 billion to $1.5 billion and increase the uncommitted incremental facility from $300 million to $500 million. We cannot assure you that we will be able to enter into the credit facility amendment on such terms or at all.

Existing Senior Notes

We have outstanding the following series of existing senior notes:

•	$600 million in aggregate principal amount of our 6 7⁄8% senior notes due December 1, 2018 (the “2018 notes”);

•	$400 million in aggregate principal amount of our 5 3⁄4% senior notes due September 1, 2020 (the “2020 notes”);

•	$500 million in aggregate principal amount of our 6 1⁄2% senior notes due July 15, 2021 (the “2021 notes”);

•	$700 million in aggregate principal amount of our 5 1⁄2% senior notes due April 15, 2023 (the “5 1⁄2% 2023 notes”); and

•	$600 million in aggregate principal amount of our 4 1⁄2% senior notes due November 1, 2023 (the 4 1⁄2% 2023 notes”).

Interest on our existing senior notes is payable semi-annually in arrears on the dates specified below:

2018 notes	June 1 and December 1
2020 notes	March 1 and September 1
2021 notes	January 15 and July 15
4 1⁄2% 2023 notes	May 1 and November 1
5 1⁄2% 2023 notes	April 15 and October 15

Each series of our existing senior notes is guaranteed by our existing consolidated subsidiaries except Regency Finance and the Edwards Lime Entities.

Optional Redemption

Each series of our existing senior notes is redeemable at any time prior to the dates specified below at a price equal to 100% of the principal amount of the applicable series of existing senior notes, plus a make-whole premium and accrued and unpaid interest, if any, to the redemption date.

2018 notes	December 1, 2014
2020 notes	June 1, 2020
2021 notes	July 15, 2016
5 1⁄2% 2023 notes	August 1, 2023
4 1⁄2% 2023 notes	October 15, 2017

With respect to the 2018 notes, the 2021 notes and the 5  1⁄2% 2023 notes, on or after the dates specified above, the applicable series of notes are redeemable, in whole or in part, at fixed redemption prices, plus accrued and unpaid interest, if any, to the redemption date. With respect to the 2020 notes and the 4  1⁄2% 2023 notes, on or after the dates specified above, the applicable series of notes are redeemable, in whole or in part, at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. Further, with respect to the 2018 notes and the 5  1⁄2% 2023 notes, at any time prior to the dates specified above, we may redeem up to 35% of such series of notes in an amount equal to the net cash proceeds we receive from certain qualified equity offerings.

Change of Control and Covenants

Upon a change of control followed by a ratings downgrade within 90 days of a change of control, each noteholder of our existing senior notes will be entitled to require us to purchase all or a portion of its notes at a purchase price of 101% plus accrued and unpaid interest, if any.

Our existing senior notes contain various covenants that limit, among other things, our ability, and the ability of certain of our subsidiaries, to:

•	incur additional indebtedness;

•	pay distributions on, or repurchase or redeem our equity interests;

•	make certain investments;

•	incur liens;

•	enter into certain types of transactions with affiliates; and

•	sell assets or consolidate or merge with or into other companies.

If our existing senior notes achieve investment grade ratings by both Moody’s and Standard & Poor’s and no default or event of default has occurred and is continuing, we will no longer be subject to many of the foregoing covenants. At September 30, 2013, we were in compliance with these covenants.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the term “Regency Energy Partners” refers only to Regency Energy Partners LP and not to any of its subsidiaries, the term “Finance Corp.” refers to Regency Energy Finance Corp. and the term “Issuers” refers to Regency Energy Partners and Finance Corp.

The Issuers will issue the notes under an indenture among themselves, the Guarantors and Wells Fargo Bank, National Association, as trustee, as supplemented by a supplemental indenture thereto (the “Indenture”). The terms of the notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of notes. A copy of the Indenture is available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of a note will be treated as its owner for all purposes. Only registered holders will have rights under the Indenture.

General

The Notes

The notes:

•	will be general unsecured obligations of the Issuers;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of the Issuers, including their outstanding 6 7⁄8% Senior Notes due 2018, 6 1⁄2% Senior Notes due 2021, 5 1⁄2% Senior Notes due 2023, 4 1⁄2% Senior Notes due 2023 and 5 3⁄4% Senior Notes due 2020 (collectively, our “existing senior notes”);

•	will be senior in right of payment to any future subordinated Indebtedness of the Issuers; and

•	will be unconditionally guaranteed by the Guarantors.

The notes will, however, be effectively subordinated to all secured Indebtedness under the Credit Agreement, which is secured by substantially all of the assets of Regency Energy Partners and the Guarantors, to the extent of the value of the collateral securing that Indebtedness. See “Risk Factors—Risks Relating to the Notes—Your right to receive payments on the notes and the guarantees is unsecured and will be effectively subordinated to our existing and future secured indebtedness.”

The Note Guarantees

Each guarantee of the notes:

•	will be a general unsecured obligation of the Guarantor;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor, including its guarantee of the Issuers’ existing senior notes; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor.

The note guarantees will, however, be effectively subordinated to all secured Indebtedness of the Guarantors, including their guarantees of Indebtedness under the Credit Agreement, to the extent of the value of the collateral securing those guarantees. As of September 30, 2013, after giving pro forma effect to (i) the consummation and financing of the PVR merger and the Eagle Rock midstream acquisition (including (a) the exchange of all the existing Eagle Rock notes for the Regency exchange notes in the exchange offer and (b) the assumption of the PVR notes and the repayment of PVR’s revolving credit faclity with borrowings under Regency Energy Partners’ Credit Facility in connection with the PVR merger), (ii) the credit facility amendment and (iii) this offering and the use of proceeds therefrom as set forth under “Use of Proceeds,” Regency Energy Partners and its Subsidiaries would have had approximately $5.5 billion of secured indebtedness outstanding and approximately $1.2 billion of available capacity under the Credit Agreement, although the availability thereunder is likely to be less after accounting for Regency Energy Partners’ borrowings to pay the cash portion of the Hoover acquisition and the pending acquisitions, if consummated. See “Risk Factors—Risks Relating to the Notes—Your right to receive payments on the notes and the guarantees is unsecured and will be effectively subordinated to our existing and future secured indebtedness.”

On the Closing Date, all our Subsidiaries will guarantee the notes, with the exception of Finance Corp., which is the co-issuer of the notes and our existing senior notes, Edwards Lime Gathering, LLC, ELG Oil LLC and ELG Utility LLC (collectively, the “Edwards Lime Entities”) and the acquired Hoover entities. The acquired Hoover entities will become Guarantors of the notes within 20 business days of their guarantee of Regency Energy Partners’ obligations under the Credit Agreement, which is required to occur within 30 days of the acquisition of the acquired Hoover entities. The notes will also be guaranteed by any of our future Restricted Subsidiaries that incur Indebtedness under a Credit Facility or guarantee Indebtedness of an Issuer or a Guarantor. In the event of a bankruptcy, liquidation or reorganization of any of our non-guaranteeing Subsidiaries, such non-guaranteeing Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us and, as a result, the obligations of our non-guaranteeing subsidiaries will be structurally senior to the notes and Note Guarantees.

As of the date of the Indenture, all of our Subsidiaries, except for the Edwards Lime Entities, will be “Restricted Subsidiaries.” Under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” however, we will be permitted to designate certain of our existing and future Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

We own a 49.99% general partner interest in HPC, a 50.0% membership interest in MEP, a 30.0% membership interest in Lone Star and a 33.33% interest in Ranch JV, and we account for each of HPC, MEP, Lone Star and Ranch JV as an unconsolidated subsidiary for financial accounting purposes. None of HPC, MEP, Lone Star or Ranch JV will be classified as a “Subsidiary” for purposes of the Indenture, and therefore none will be subject to the restrictive covenants in the Indenture nor guarantee the notes. As of September 30, 2013, HPC had total assets of $978 million and partners’ capital of $523 million, MEP had total assets of $2.1 billion and members’ equity of $1.2 billion, Lone Star had total assets of $3.9 billion and members’ equity of $3.5 billion and Ranch JV had total assets of $113 million and members’ capital of $108 million.

Finance Corp.

Finance Corp. is a Delaware corporation and a wholly owned subsidiary of Regency Energy Partners that was formed in 2006 for the purpose of facilitating the offering of our senior notes by acting as co-issuer. Finance Corp. is nominally capitalized and has no operations or revenues other than as may be incidental to its activities as a co-issuer of our senior notes. As a result, prospective purchasers of the notes should not expect Finance Corp. to participate in servicing the interest and principal obligations on the notes. Finance Corp. is also the co-issuer of our existing senior notes. See “—Certain Covenants—Business Activities.”

Principal, Maturity and Interest

The Issuers will issue $600.0 million in aggregate principal amount of notes in this offering. The Issuers may issue additional notes under the Indenture from time to time after this offering. Any issuance of additional notes is subject to all the covenants in the Indenture, including the covenant described below under the caption

“—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity.” The notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and any such additional notes will be fungible with the original notes to the extent set forth in the applicable offering documentation. The Issuers will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on                    , 2022.

Interest on the notes will accrue at the rate of    % per annum and will be payable semi-annually in arrears on                     and                     , commencing on                     , 2014. Interest on overdue principal and interest will accrue at the interest rate on the notes. The Issuers will make each interest payment to the holders of record on the immediately preceding            and            .

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of $5.0 million or more in principal amount of notes has given wire transfer instructions to Regency Energy Partners, the Issuers will pay all principal of, and interest and premium, if any, on, that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless the Issuers elect to make interest payments by check mailed to the holders of notes at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of notes, and Regency Energy Partners, Finance Corp. or any of Regency Energy Partners’ other Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any note selected for redemption. Also, the Issuers will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

The notes will be initially guaranteed by each of Regency Energy Partners’ current Subsidiaries, except Finance Corp., the Edwards Lime Entities and the acquired Hoover entities. The acquired Hoover entities will become Guarantors of the notes within 20 business days of their guarantee of Regency Energy Partners’ obligations under the Credit Agreement, which is required to occur within 30 days of the acquisition of the acquired Hoover entities. The notes will also be guaranteed by any of Regency Energy Partners’ future Restricted Subsidiaries under the circumstances described under “—Certain Covenants—Additional Guarantees.” These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Relating to the Notes—A court may use fraudulent conveyance considerations to avoid or subordinate the subsidiary guarantees.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuers or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) assumes all the obligations of that Guarantor under the Indenture and its Note Guarantee pursuant to a supplemental indenture substantially in the form specified in the Indenture; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the “Asset Sales” provisions of the Indenture.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners, if (for the avoidance of doubt, at the time thereof) the sale or other disposition does not violate the “Asset Sales” provisions of the Indenture;

(2)	in connection with any sale or other disposition of all the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners, if (for the avoidance of doubt, at the time thereof) the sale or other disposition does not violate the “Asset Sales” provisions of the Indenture;

(3)	if Regency Energy Partners designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4)	at such time as the Guarantor ceases to guarantee any other Indebtedness of an Issuer or another Guarantor, provided that, if it is also a Domestic Subsidiary, it is then no longer an obligor with respect to any Indebtedness under any Credit Facility; provided, however, that if, at any time following such release, that Guarantor incurs a Guarantee under a Credit Facility, then such Guarantor shall be required to provide a Note Guarantee at such time;

(5)	upon legal or covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge;” or

(6)	the first day on which the notes achieve an Investment Grade Rating.

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

Except pursuant to the next paragraph of this section relating to optional redemption, or as described below in the last paragraph under “—Repurchase at the Option of Holders—Change of Control,” the notes will not be redeemable at the Issuers’ option.

At any time prior to                    , 2022, the Issuers may redeem the notes in whole or in part at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption

date. On or after                    , 2022, the Issuers may redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of notes redeemed plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date.

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such other method as the trustee deems fair or, if the notes are registered in global form, in compliance with the operational arrangements of The Depository Trust Company (“DTC”).

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be sent at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, Regency Energy Partners will make an offer to each holder of notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, Regency Energy Partners will offer a payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest on the notes repurchased to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the purchase date. Within 30 days following any Change of Control, Regency Energy Partners will send a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the “Change of Control Payment Date” specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the Indenture and described in such notice. In making the Change of Control Offer, Regency Energy Partners will comply with all applicable requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, Regency Energy Partners will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, Regency Energy Partners will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Regency Energy Partners.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes (or, to the extent the notes are in global form, make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Regency Energy Partners will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

These provisions relating to a Change of Control Offer will be applicable whether or not any other provisions of the Indenture are applicable. Except with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of notes to require that either of the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Regency Energy Partners will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Regency Energy Partners and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained in the Indenture, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Regency Energy Partners and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Regency Energy Partners to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Regency Energy Partners and its Subsidiaries taken as a whole to another Person or group may be uncertain.

In the event that holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and Regency Energy Partners purchases all of the notes held by such holders, Regency Energy Partners will have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to 101% of the aggregate principal amount of notes redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date, subject to the right of the holders of notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date.

Asset Sales

Regency Energy Partners will not consummate, and will not permit any of its Restricted Subsidiaries to consummate, an Asset Sale unless:

(1)	Regency Energy Partners (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	such fair market value is determined by (a) an executive officer of the General Partner if the value is less than $50.0 million, as evidenced by an officers’ certificate delivered to the trustee, or (b) the Board of Directors of the General Partner if the value is $50.0 million or more, as evidenced by a resolution of such Board of Directors of the General Partner; and

(3)	at least 75% of the aggregate consideration received by Regency Energy Partners and its Restricted Subsidiaries in the Asset Sale and all other Asset Sales since the 2013 Notes Issue Date is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Regency Energy Partners’ most recent consolidated balance sheet, of Regency Energy Partners or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantees) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases Regency Energy Partners or such Restricted Subsidiary from or indemnifies against further liability; and

(b)	any securities, notes or other obligations received by Regency Energy Partners or any such Restricted Subsidiary from such transferee that are within 180 days after the Asset Sale (subject to ordinary settlement periods), converted by Regency Energy Partners or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale (or within 180 days after such 365-day period in the event Regency Energy Partners or any Restricted Subsidiary enters into a binding commitment with respect to such application), Regency Energy Partners (or any Restricted Subsidiary) may apply an amount equal to such Net Proceeds:

(1)	to repay Senior Indebtedness of Regency Energy Partners and/or its Restricted Subsidiaries (or to make an offer to repurchase or redeem such Indebtedness, provided that such repurchase or redemption closes within 45 days after the end of such 365-day period or any permitted extension thereof as contemplated by the first sentence of this paragraph) with a permanent reduction in availability for any revolving credit Indebtedness;

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Regency Energy Partners;

(3)	to make a capital expenditure; or

(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, Regency Energy Partners or any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.0 million, within five days thereof, Regency Energy Partners will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the purchase date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Regency Energy Partners may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, then notes and such other pari passu Indebtedness will be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

In making an Asset Sale Offer, Regency Energy Partners will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sales” provisions of the Indenture, Regency Energy Partners will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Asset Sales” provisions of the Indenture by virtue of such compliance.

The agreements governing Regency Energy Partners’ other Indebtedness contain, and future agreements governing Regency Energy Partners’ Indebtedness may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require Regency Energy Partners to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Regency Energy Partners or other circumstances. If a Change of Control or Asset Sale occurs at a time when Regency Energy Partners is prohibited from purchasing notes, Regency Energy Partners could seek the consent of the lenders or counterparties under those agreements or could attempt to repay or refinance such borrowings. If Regency Energy Partners does not obtain an appropriate consent or repay those borrowings, Regency Energy Partners will remain prohibited from purchasing notes. In that case, Regency Energy Partners’ failure to purchase tendered notes would constitute an Event of Default under the Indenture which could, in all likelihood, constitute a default under the other indebtedness. Finally, Regency Energy Partners’ ability to pay cash to the holders of notes upon a repurchase may be limited by Regency Energy Partners’ then existing financial resources. See “Risk Factors—Risks Relating to the Notes—We may not have the ability to raise funds necessary to finance any change of control offer required under the indenture.”

Certain Covenants

Termination of Covenants

If at any time following the date of the indenture, the notes achieve an Investment Grade Rating and no Default or Event of Default has occurred and is then continuing under the Indenture, Regency Energy Partners and its Restricted Subsidiaries will no longer be subject to the following provisions of the Indenture:

(1) “—Repurchase at the Option of Holders—Asset Sales;”

(2) “—Restricted Payments;”

(3) “—Incurrence of Indebtedness and Issuance of Disqualified Equity;”

(4) “ —Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(5) “—Designation of Restricted and Unrestricted Subsidiaries;”

(6) “—Transactions with Affiliates;”

(7) “—Business Activities;”

(8) clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets;”

(9) “—Limitation on Sale and Leaseback Transactions;” and

(10) “—Additional Guarantees.”

There can be no assurance that the notes will ever achieve or maintain an Investment Grade Rating. After the foregoing covenants have been terminated, the Issuers may not designate any of their Subsidiaries as Unrestricted Subsidiaries pursuant to the definition of “Unrestricted Subsidiary.”

Restricted Payments

Regency Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of its outstanding Equity Interests (including any payment in connection with any merger or consolidation involving Regency Energy Partners or any of its Restricted Subsidiaries) or to the direct or indirect holders of Regency Energy Partners’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than distributions or dividends payable in Equity Interests, excluding Disqualified Equity, of Regency Energy Partners and other than distributions or dividends payable to Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners);

(2)	purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Regency Energy Partners) any Equity Interests of Regency Energy Partners or any direct or indirect parent of Regency Energy Partners;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Regency Energy Partners or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding intercompany Indebtedness between or among Regency Energy Partners and any of its Restricted Subsidiaries), except a payment of interest or principal within one month of its Stated Maturity; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:

(1)	if the Fixed Charge Coverage Ratio for Regency Energy Partners’ most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted

Payment is not less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Regency Energy Partners and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4) (to the extent, in the case of clause (4), payments are made to Regency Energy Partners or a Restricted Subsidiary), (5), (6), (7), (8), (9) and (10) of the next succeeding paragraph) during the quarter in which such Restricted Payment is made, is less than the sum, without duplication, of:

(a)	Available Cash from Operating Surplus as of the end of the immediately preceding quarter; plus

(b)	100% of the aggregate net cash proceeds received by Regency Energy Partners (including the Fair Market Value of any Permitted Business or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of Regency Energy Partners (other than Disqualified Equity)) since the 2013 Notes Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Regency Energy Partners (other than Disqualified Equity) or from the issue or sale of convertible or exchangeable Disqualified Equity or convertible or exchangeable debt securities of Regency Energy Partners that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Equity or debt securities) sold to a Subsidiary of Regency Energy Partners); plus

(c)	to the extent that any Restricted Investment that was made after the 2013 Notes Issue Date is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d)	the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to Regency Energy Partners or any of its Restricted Subsidiaries from any Person (including Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash from Operating Surplus for any period commencing on or after the 2013 Notes Issue Date (items (b), (c) and (d) being referred to as “Incremental Funds”); minus

(e)	the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) and clause (2) below; or

(2)	if the Fixed Charge Coverage Ratio for Regency Energy Partners’ most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Regency Energy Partners and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4) (to the extent, in the case of clause (4), payments are made to Regency Energy Partners or a Restricted Subsidiary), (5), (6), (7), (8), (9) and (10) of the next succeeding paragraph) during the quarter in which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on common units and subordinated units of Regency Energy Partners, plus the related distribution on the general partner interest), is less than the sum, without duplication, of:

(a)	$200.0 million less the aggregate amount of all prior Restricted Payments made by Regency Energy Partners and its Restricted Subsidiaries pursuant to this clause 2(a) during the period since the 2013 Notes Issue Date; plus

(b)	Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of the Indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of subordinated Indebtedness of Regency Energy Partners or any Guarantor or of any Equity Interests of Regency Energy Partners in exchange for, or out of the net cash proceeds of, a substantially concurrent (a) capital contribution to Regency Energy Partners from any Person (other than a Restricted Subsidiary of Regency Energy Partners) or (b) sale (other than to a Restricted Subsidiary of Regency Energy Partners) of Equity Interests of Regency Energy Partners, with a sale being deemed substantially concurrent if such redemption, repurchase, retirement, defeasance or other acquisition occurs not more than 120 days after such sale; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded or deducted from the calculation of Available Cash from Operating Surplus and Incremental Funds;

(3)	the defeasance, redemption, repurchase or other acquisition or retirement of any subordinated Indebtedness of Regency Energy Partners or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4)	the payment of any distribution or dividend by a Restricted Subsidiary of Regency Energy Partners to the holders of its Equity Interests (other than Disqualified Equity) on a pro rata basis;

(5)	so long as no Default (except a Reporting Default) has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners held by any current or former officer, director or employee of the General Partner, Regency Energy Partners or any of Regency Energy Partners’ Restricted Subsidiaries pursuant to any equity subscription agreement or plan, stock or unit option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $5.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed (a) the cash proceeds received by Regency Energy Partners from the sale of Equity Interests of Regency Energy Partners to members of management or directors of the General Partner, Regency Energy Partners or its Restricted Subsidiaries that occurs after the 2013 Notes Issue Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of sections 1(b) or 2(b) of the preceding paragraph), plus (b) the cash proceeds of key man life insurance policies received by Regency Energy Partners after the 2013 Notes Issue Date;

(6)	so long as no Default (except a Reporting Default) has occurred and is continuing or would be caused thereby, payments of dividends on Disqualified Equity issued pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Disqualified Equity;”

(7)	repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price of such options, warrants or other convertible securities;

(8)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Regency Energy Partners;

(9)	any purchases, redemptions or other acquisitions or retirements for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of warrants, options or rights to acquire Equity Interests; or

(10)	in connection with an acquisition by Regency Energy Partners or any of its Restricted Subsidiaries, the return to Regency Energy Partners or any of its Restricted Subsidiaries of Equity Interests of Regency Energy Partners or its Restricted Subsidiaries constituting a portion of the purchase consideration in settlement of indemnification claims.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Regency Energy Partners or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined, in the case of amounts less than $50.0 million, by an executive officer of the General Partner as evidenced by an officers’ certificate delivered to the trustee and, in the case of amounts $50.0 million or more, by the Board of Directors of the General Partner, whose resolution with respect thereto shall be delivered to the trustee. For the purposes of determining compliance with this “Restricted Payments” covenant, if a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1)—(10), Regency Energy Partners will be permitted to classify (or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Disqualified Equity

Regency Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Regency Energy Partners will not issue any Disqualified Equity and will not permit any of its Restricted Subsidiaries to issue any Disqualified Equity; provided, however, that Regency Energy Partners and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and Regency Energy Partners and the Restricted Subsidiaries may issue Disqualified Equity, if the Fixed Charge Coverage Ratio for Regency Energy Partners’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Equity is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Equity had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) or the issuance of any preferred securities described in clause (11) below:

(1)	the incurrence by Regency Energy Partners and any Restricted Subsidiary of additional Indebtedness (including letters of credit) under one or more Credit Facilities, provided that, after giving effect to such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Regency Energy Partners and its Restricted Subsidiaries thereunder) and then outstanding does not exceed the greater of (a) $1,500.0 million and (b) the sum of $500.0 million and 25.0% of Regency Energy Partners’ Consolidated Net Tangible Assets;

(2)	the incurrence by Regency Energy Partners and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by Regency Energy Partners, Finance Corp. and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the Indenture;

(4)	the incurrence by Regency Energy Partners or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Regency Energy Partners or any of its Restricted Subsidiaries, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to such incurrence the aggregate principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $50.0 million and (b) 2.0% of Regency Energy Partners’ Consolidated Net Tangible Assets;

(5)	the incurrence by Regency Energy Partners or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2) or (3) of this paragraph or this clause (5);

(6)	the incurrence by Regency Energy Partners or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Regency Energy Partners and any of its Restricted Subsidiaries; provided, however, that:

(a)	if Regency Energy Partners or any Guarantor is the obligor on such Indebtedness and the payee is not Regency Energy Partners or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Regency Energy Partners, or the Note Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Regency Energy Partners or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by Regency Energy Partners or any of its Restricted Subsidiaries of Hedging Obligations;

(8)	the guarantee by Regency Energy Partners or any of its Restricted Subsidiaries of Indebtedness of Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(9)	the incurrence by Regency Energy Partners or any of its Restricted Subsidiaries of obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

(10)	the incurrence by Regency Energy Partners or any of its Restricted Subsidiaries of Acquired Debt in connection with a transaction meeting either one of the financial tests set forth in clause (4) under the caption “—Merger, Consolidation or Sale of Assets;”

(11)	the issuance by any of Regency Energy Partners’ Restricted Subsidiaries to Regency Energy Partners or to any of its Restricted Subsidiaries of any preferred securities; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred securities being held by a Person other than Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners; and

(b)	any sale or other transfer of any such preferred securities to a Person that is not either Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners;

will be deemed, in each case, to constitute an issuance of such preferred securities by such Restricted Subsidiary that was not permitted by this clause (11);

(12)	the incurrence by Regency Energy Partners or any of its Restricted Subsidiaries of liability in respect of the Indebtedness of any Unrestricted Subsidiary of Regency Energy Partners or any Joint Venture but only to the extent that such liability is the result of Regency Energy Partners’ or any such Restricted Subsidiary’s being a general partner of such Unrestricted Subsidiary or Joint Venture and not as guarantor of such Indebtedness and provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (12) and then outstanding does not exceed $50.0 million; and

(13)	the incurrence by Regency Energy Partners or any of its Restricted Subsidiaries of additional Indebtedness; provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (13) and then outstanding does not exceed the greater of (a) $100.0 million and (b) 5.0% of Regency Energy Partners’ Consolidated Net Tangible Assets.

Regency Energy Partners will not incur, and will not permit Finance Corp. or any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Regency Energy Partners, Finance Corp. or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness of a Person will be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Person solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “—Incurrence of Indebtedness and Issuance of Disqualified Equity” covenant, if an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Regency Energy Partners will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Equity in the form of additional shares of the same class of Disqualified Equity will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity for purposes of this covenant; provided, however, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Regency Energy Partners as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Regency Energy Partners or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Liens

Regency Energy Partners will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness (including any Attributable Debt) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the notes are secured on an equal and ratable basis or on a senior basis with the obligations so secured until such time as such obligations are no longer secured by a Lien (other than Permitted Liens).

Dividend and Other Payment Restrictions Affecting Subsidiaries

Regency Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Equity Interests to Regency Energy Partners or any of its Restricted Subsidiaries or to pay any indebtedness owed to Regency Energy Partners or any of its Restricted Subsidiaries;

(2)	make loans or advances to Regency Energy Partners or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Regency Energy Partners or any of its Restricted Subsidiaries.

The preceding restrictions will not, however, apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements as in effect on the date of the Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2)	the Indenture, the notes and the Note Guarantees;

(3)	applicable law, rule, regulation, order, licenses, permits or similar governmental, judicial or regulatory restriction;

(4)	any instrument governing Indebtedness or Equity Interests of a Person acquired by Regency Energy Partners or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interests were incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, however, that, in the case of Indebtedness, the incurrence thereof was otherwise permitted by the terms of the Indenture;

(5)

customary non-assignment provisions in contracts for purchase, gathering, processing, sale, transportation or exchange of crude oil, natural gas liquids, condensate and natural gas, natural gas storage agreements, transportation agreements or purchase and sale or exchange agreements, pipeline or terminaling agreements, or similar operational agreements or in licenses or leases, in each case entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, buy/sell agreements and other similar agreements entered into in the ordinary course of business;

(11)	any agreement or instrument relating to any property or assets acquired after the date of the Indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13)	any instrument governing Indebtedness of an FERC Subsidiary, provided that such Indebtedness was otherwise permitted by the Indenture to be incurred; and

(14)	Hedging Obligations incurred from time to time.

Merger, Consolidation or Sale of Assets

Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving entity); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of Regency Energy Partners and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) such Issuer is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as Regency Energy Partners is not a corporation;

(2)	the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of such Issuer under the notes and the Indenture pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists;

(4)	in the case of a transaction involving Regency Energy Partners and not Finance Corp., Regency Energy Partners or the Person formed by or surviving any such consolidation or merger (if other than Regency Energy Partners), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will either:

(a)	be, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Equity;” or

(b)	have a Fixed Charge Coverage Ratio, on the date of such transaction and after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, not less than the Fixed Charge Coverage Ratio of Regency Energy Partners immediately prior to such transaction; and

(5)	such Issuer has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the Indenture and all conditions precedent therein relating to such transaction have been satisfied; provided that clause (4) shall not apply to any sale of assets of a Restricted Subsidiary to Regency Energy Partners or another Restricted Subsidiary or the merger or consolidation of a Restricted Subsidiary into any Restricted Subsidiary or Regency Energy Partners.

Notwithstanding the preceding paragraph, Regency Energy Partners is permitted to reorganize as any other form of entity in accordance with the procedures established in the Indenture; provided that:

(1)	the reorganization involves the conversion (by merger, sale, legal conversion, contribution or exchange of assets or otherwise) of Regency Energy Partners into a form of entity other than a limited partnership formed under Delaware law;

(2)	the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(3)	the entity so formed by or resulting from such reorganization assumes all the obligations of Regency Energy Partners under the notes and the Indenture pursuant to agreements reasonably satisfactory to the trustee;

(4)	immediately after such reorganization no Default or Event of Default exists; and

(5)	such reorganization is not materially adverse to the holders of notes (for purposes of this clause (5) it is stipulated that such reorganization shall not be considered materially adverse to the holders of notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b)(i) of the Code or any similar state or local law).

A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Regency Energy Partners or another Guarantor, unless it complies with the alternative conditions described above under “—Note Guarantees.”

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, there may be uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

Regency Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Regency Energy Partners (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to Regency Energy Partners or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Regency Energy Partners or such Restricted Subsidiary with an unrelated Person; and

(2)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, Regency Energy Partners delivers to the trustee a resolution of the Board of Directors of the General Partner set forth in an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with clause (1) of this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Regency Energy Partners.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, equity award, equity option or equity appreciation agreement or plan or any similar arrangement entered into by Regency Energy Partners or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among Regency Energy Partners and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of Regency Energy Partners) that is an Affiliate of Regency Energy Partners solely because Regency Energy Partners owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	any issuance of Equity Interests (other than Disqualified Equity) of Regency Energy Partners to Affiliates of Regency Energy Partners;

(5)	Restricted Payments or Permitted Investments that do not violate the provisions of the Indenture described above under the caption “—Restricted Payments;”

(6)	customary compensation, indemnification and other benefits made available to officers, directors or employees of Regency Energy Partners, a Restricted Subsidiary of Regency Energy Partners or the General Partner, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(7)

in the case of contracts for purchase, gathering, processing, sale, transportation and marketing of crude oil, natural gas, condensate and natural gas liquids, hedging agreements, and production handling, operating, construction, terminaling, storage, lease, platform use, or other operational contracts, any such contracts are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by Regency Energy Partners or any of its Restricted Subsidiaries and third parties, or if neither Regency Energy Partners nor any of its Restricted Subsidiaries has entered into a similar contract with a third party, that the terms are no less favorable than those available from third parties on an arm’s length basis, as determined by the Board of Directors of the General Partner;

(8)	loans or advances to employees in the ordinary course of business not to exceed $2.5 million in the aggregate at any one time outstanding; and

(9)	transactions effected in accordance with the terms of (a) the Contribution Agreement, the Partnership Agreement, the Master Services Agreement or the AMI Agreement, as the case may be, referred to in the Current Report on Form 8-K of Regency Energy Partners filed with the SEC on March 18, 2009, (b) the Contribution Agreement dated as of May 10, 2010 by and among Energy Transfer Equity, L.P., Regency Energy Partners and Regency Midcontinent Express LLC, (c) the Amended and Restated Limited Liability Company Agreement dated as of March 1, 2007 of MEP, (d) the Amended and Restated Limited Liability Company Agreement dated as of May 2, 2011 of Lone Star and (e) the Operation and Service Agreement dated as of May 19, 2011 by and between La Grange Acquisition, L.P. d/b/a Energy Transfer Company, Regency GP LP, Regency Energy Partners LP and Regency Gas Services LP, as each such agreement described in clauses (a) through (e) is in effect on the date of the Indenture, and any amendment or extension of such agreement so long as the terms of such amendment or extension, taken as a whole, are not less advantageous to Regency Energy Partners or the relevant Restricted Subsidiary (as determined by the Board of Directors of the General Partner in its reasonable good faith judgment) in any material respect than the agreement so amended or extended.

Business Activities

Regency Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Regency Energy Partners and its Restricted Subsidiaries taken as a whole.

Finance Corp. will not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided, that Finance Corp. may be a co-obligor or guarantor with respect to Indebtedness if Regency Energy Partners is an obligor on such Indebtedness and the net proceeds of such Indebtedness are received by Regency Energy Partners, Finance Corp. or one or more Guarantors. At any time after Regency Energy Partners is a corporation, Finance Corp. may consolidate or merge with or into Regency Energy Partners or any Restricted Subsidiary.

Additional Guarantees

If, after the date of the Indenture, any Restricted Subsidiary of Regency Energy Partners that is not already a Guarantor guarantees any Indebtedness of either of the Issuers or any Indebtedness of any Guarantor, or any Restricted Subsidiary, if not then a Guarantor, incurs any Indebtedness under any Credit Facility, then in either case that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee within 20 business days of the date on which it guaranteed or incurred such Indebtedness, as the case may be; provided however, that the preceding shall not apply to Subsidiaries of Regency Energy Partners that have been properly designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Note Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph as a result of its guarantee of any Indebtedness shall provide by its terms that it shall be automatically and unconditionally released upon the release or discharge of the Guarantee that resulted in the creation of such Restricted Subsidiary’s Note Guarantee, except a discharge or release by, or as a result of payment under, such Guarantee.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the General Partner may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Regency Energy Partners and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be either an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or a Permitted Investment under one or more clauses of the definition of Permitted Investments, as determined by Regency Energy Partners; provided that any designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of Regency Energy Partners as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of the General Partner giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Regency Energy Partners as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Equity,” Regency Energy Partners will be in default of such covenant.

The Board of Directors of the General Partner may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Regency Energy Partners; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Regency Energy Partners of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Equity,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitation on Sale and Leaseback Transactions

Regency Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Regency Energy Partners or any Restricted Subsidiary may enter into a sale and leaseback transaction if the transfer of assets in that sale and leaseback transaction is permitted by, and Regency Energy Partners or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Payments for Consent

Regency Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all holders of notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Regency Energy Partners will furnish (whether through hard copy or internet access) to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Regency Energy Partners were required to file such reports as a non-accelerated filer; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Regency Energy Partners were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports, including Section 3-10 of Regulation S-X. Each annual report on Form 10-K will include a report on Regency Energy Partners’ consolidated financial statements by Regency Energy Partners’ independent registered public accounting firm. In addition, Regency Energy Partners will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time Regency Energy Partners is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Regency Energy Partners will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing; provided that, for so long as Regency Energy Partners is not subject to the periodic reporting requirements of the Exchange Act for any reason, the time period for filing reports on Form 8-K shall be 5 business days after the event giving rise to the obligation to file such report. Regency Energy Partners will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Regency Energy Partners’ filings for any reason, Regency Energy Partners will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Regency Energy Partners were required to file those reports with the SEC.

Regency Energy Partners will be deemed to have furnished such reports to the trustee and the holders of notes if it has filed such reports with the SEC using the EDGAR filing system and such reports are publicly available.

Events of Default and Remedies

Each of the following is an “Event of Default:”

(1)	default for 30 days in the payment when due of interest on the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by Regency Energy Partners or any Guarantor to (a) make a Change of Control Offer within the time periods set forth, or to consummate a purchase of notes when required pursuant to the terms described, under the caption “—Repurchase at the Option of Holders—Change of Control,” (b) make an Asset Sale Offer within the time periods set forth, or to consummate a purchase of notes when required pursuant to the terms described, under the caption “—Repurchase at the Option of Holders—Asset Sales” or (c) comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;” provided that, with respect to (b) and (c), such failure will not constitute an Event of Default for 30 days if such failure is capable of cure.

(4)	failure by Regency Energy Partners for 180 days after notice to comply with the provisions described under “—Reports;”

(5)	failure by Regency Energy Partners or any Guarantor for 60 days after written notice to comply with any of its other agreements in the Indenture;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Regency Energy Partners or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Regency Energy Partners or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity, and in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more, provided, however, that if, prior to any acceleration of the notes, (i) any such Payment Default is cured or waived, (ii) any such acceleration is rescinded, or (iii) such Indebtedness is repaid during the 10 business day period commencing upon the end of any applicable grace period for such Payment Default or the occurrence of such acceleration, as applicable, any Default or Event of Default (but not any acceleration of the notes) caused by such Payment Default or acceleration shall automatically be rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law;

(7)	failure by an Issuer or any of Regency Energy Partners’ Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8)	except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its Obligations under its Note Guarantee; and

(9)	certain events of bankruptcy or insolvency described in the Indenture with respect to Finance Corp., Regency Energy Partners or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Finance Corp., Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners that is a Significant Subsidiary or any group of Restricted Subsidiaries of Regency Energy Partners that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of notes notice of any continuing Default or Event of Default known to it if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security satisfactory to the trustee in its sole discretion against any loss, liability or expense. No holder of a note may pursue any remedy with respect to the Indenture unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity satisfactory to the trustee in its sole discretion against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.

The Issuers and the Guarantors are required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuers and the Guarantors are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Recourse to Trustee, General Partner or Personal Liability of Directors, Officers, Employees and Stockholders

None of the trustee, the General Partner or any director, officer, partner, member, employee, incorporator, manager or unit holder or other owner of any Equity Interest of the Trustee, General Partner, the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of the Issuers’ obligations discharged with respect to the outstanding notes and all Obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2)	the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ and the Guarantors’ Obligations in connection therewith; and

(4)	the “Legal Defeasance and Covenant Defeasance” provisions of the Indenture.

In addition, Regency Energy Partners may, at its option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants (including Regency Energy Partners’ obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and all Obligations of the Guarantors with respect to their Note Guarantees discharged, and thereafter any omission to comply with those covenants or Note Guarantees will not constitute a Default or Event of Default. If Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events relating to Regency Energy Partners) described under “—Events of Default and Remedies” will no longer constitute an Event of Default.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Regency Energy Partners or any of its Subsidiaries is a party or by which Regency Energy Partners or any of its Subsidiaries is bound;

(6)	the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others; and

(7)	the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the notes (other than as permitted by clause (7) below);

(7)	waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(9)	make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the Indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of an Issuer’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)	to conform the text of the Indenture or the Note Guarantees to any provision of this “Description of Notes” to the extent that such text of the Indenture or Note Guarantee was intended to reflect such provision of this “Description of Notes;”

(7)	to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture;

(8)	to allow any Guarantor to execute a supplemental indenture and/or a notation of a Note Guarantee with respect to the notes or to reflect the addition or release of a Note Guarantee in accordance with the Indenture;

(9)	to secure the notes and/or the Note Guarantees; or

(10)	to provide for the reorganization of Regency Energy Partners as any other form of entity, in accordance with the second paragraph of “—Certain Covenants—Merger, Consolidation or Sale of Assets.”

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of transfer or exchange of the notes and as otherwise specified in the Indenture), when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal and premium, if any, and accrued interest to the date of fixed maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Regency Energy Partners or any Guarantor is a party or by which Regency Energy Partners or any Guarantor is bound;

(3)	the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	the Issuers have delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the notes at fixed maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Issuers or any Guarantor, the Indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, except at the direction of holders of at least a majority in aggregate principal amount of the notes then outstanding and unless such holders have offered to the trustee security or indemnity satisfactory to it in its sole discretion against any loss, liability or expense.

Governing Law

The Indenture, the notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus supplement may obtain a copy of the Indenture and the Partnership Agreement without charge by writing to Regency Energy Partners LP at 2001 Bryan Street, Suite 3700, Dallas, Texas 75201, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The notes initially will be represented by one or more notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.”

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuers that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants by or through whom purchases are made with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuers and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the trustee nor any agent of the Issuers or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuers that its current practice, at the due date of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuers. Neither the Issuers nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Issuers and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuers that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuers nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fail to appoint a successor depositary; or

(2)	there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“2013 Notes Issue Date” means December 12, 2006, the date of original issue of the Issuers’ 8 3/8% Senior Notes due 2013.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or becoming a Subsidiary of such specific Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control; provided, further, that any third Person which also beneficially owns 10% or more of the Voting Stock of a specified Person shall not be deemed to be an Affiliate of either the specified Person or the other Person merely because of such common ownership in such specified Person. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means with respect to any note on any redemption date, an amount equal to the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note at , 2022 (such redemption price being set forth under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through , 2022 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus basis points; over

(b)	the principal amount of the note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any properties or assets; provided, however, that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of Regency Energy Partners and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of Regency Energy Partners’ Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves properties or assets having a Fair Market Value of less than $25.0 million;

(2)	a transfer of properties or assets between or among Regency Energy Partners and its Restricted Subsidiaries;

(3)	an issuance or sale of Equity Interests by a Restricted Subsidiary of Regency Energy Partners to Regency Energy Partners or to a Restricted Subsidiary of Regency Energy Partners;

(4)	the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete properties or assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents, Hedging Obligations or other financial instruments in the ordinary course of business;

(6)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7)	any trade or exchange by Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners of properties or assets of any type for properties or assets of any type owned or held by another Person, including any disposition of some but not all of the Equity Interests of a Restricted Subsidiary of Regency Energy Partners in exchange for assets or properties and after which the Person whose Equity Interests have been so disposed of continues to be a Restricted Subsidiary, provided that the Fair Market Value of the properties or assets traded or exchanged by Regency Energy Partners or such Restricted Subsidiary (together with any cash or Cash Equivalents and liabilities assumed) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash or Cash Equivalents and liabilities assumed) to be received by Regency Energy Partners or such Restricted Subsidiary; and provided further that any cash received must be applied in accordance with the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales;” and

(8)	the creation or perfection of a Lien that is not prohibited by the covenant described above under the caption “—Certain Covenants—Liens,” and any disposition in connection with a Permitted Lien.

“Asset Sale Offer” has the meaning assigned to that term under “—Repurchase at the Option of Holders—Asset Sales.”

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that, if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Available Cash” has the meaning assigned to such term in the Partnership Agreement, as in effect on the 2013 Notes Issue Date.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors or board of managers of the general partner of the partnership or, if such general partner is itself a limited partnership, then the board of directors or board of managers of its general partner;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars or, in an amount up to the amount necessary or appropriate to fund local operating expenses, other currencies;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Regency Energy Partners and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Qualified Owner, which occurrence is followed by a Ratings Decline within 90 days; or

(2)	the adoption of a plan relating to the liquidation or dissolution of Regency Energy Partners or the removal of the General Partner by the limited partners of Regency Energy Partners; or

(3)	the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Qualified Owner, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the General Partner or of Regency Energy Partners, measured by voting power rather than number of shares, which occurrence is followed by a Ratings Decline within 90 days.

Notwithstanding the preceding, a conversion of Regency Energy Partners from a limited partnership to a corporation, limited liability company or other form of entity or an exchange of all of the outstanding limited partnership interests for capital stock in a corporation, for member interests in a limited liability company or for Equity Interests in such other form of entity shall not constitute a Change of Control, so long as immediately following such conversion or exchange either (i) the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of Regency Energy Partners immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and, in either case no “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding any Qualified Owner, Beneficially Owns more than 50% of the Voting Stock of such entity or (ii) one or more Qualified Owners in the aggregate own more than 50% of the Voting Stock of such entity.

“Change of Control Offer” has the meaning assigned to that term under “—Repurchase at the Option of Holders—Change of Control.”

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to (i) any extraordinary loss plus (ii) any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale or the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, in each case, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of all payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)	unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(6)	all extraordinary or non-recurring items of gain or loss, or revenue or expense; minus

(7)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the aggregate Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including those resulting from the application of Statement of Financial Accounting Standards No. 133 will be excluded; and

(5)	any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after (i) adding the aggregate incremental amount of total assets that would have resulted from an acquisition of assets from an Affiliate that is accounted for as a pooling had it been accounted for using purchase accounting and (ii) deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

“Credit Agreement” means that certain Sixth Amended and Restated Credit Agreement, dated as of May 21, 2013, by and among Regency Gas Services LP, Regency Energy Partners, the Guarantors party thereto, the lenders party thereto, Wells Fargo Bank, N.A., as administrative agent for the lenders and collateral agent for the secured parties, Wells Fargo Securities, LLC, Banc of America Securities LLC and RBS Securities Inc., as joint lead arrangers and joint bookmanagers, Bank of America, N.A. and The Royal Bank of Scotland plc, as co-syndication agents, JPMorgan Chase Bank, N.A., UBS Loan Finance LLC and Citibank, N.A., as senior managing agents, and Morgan Stanley Senior Funding Inc. and Barclays Bank plc, as co-documentation agents, providing for $1.2 billion of borrowings and letters of credit, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount of available borrowings thereunder).

“Credit Facilities” means, one or more debt facilities (including the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, accounts receivable financing (including through the sale of accounts receivable to such lenders or to special purpose entities formed to borrow from such lenders against such accounts receivable) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (including increasing the amount of available borrowings thereunder).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Equity” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity solely because the holders of the Equity Interest have the right to require Regency Energy Partners to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity if the terms of such Equity Interest provide that Regency Energy Partners may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of Regency Energy Partners that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Equity Interests (other than Disqualified Equity) made for cash on a primary basis by Regency Energy Partners after the date of the Indenture.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of Regency Energy Partners and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Regency Energy Partners (unless otherwise provided in the Indenture).

“FERC Subsidiary” means a Restricted Subsidiary of Regency Energy Partners that is subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission (or any successor thereof) under Section 7(c) of the Natural Gas Act of 1938.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. If the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Equity subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial or accounting officer of Regency Energy Partners (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto);

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	interest income reasonably anticipated by such Person to be received during the applicable four quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included;

(5)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of the applicable period to the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(6)	if any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

“Fixed Charges” means, with respect to any specified Person for any period, (A) the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including amortization of debt issuance costs and original issue discount,

non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Equity of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Regency Energy Partners (other than Disqualified Equity) or to Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners; minus

(B) to the extent included in (A) above, write-offs of deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to, or any premium or penalty paid in connection with, paying any such Indebtedness of such Person and its Restricted Subsidiaries prior to its Stated Maturity.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“General Partner” means Regency GP LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of Regency GP LP, a Delaware limited partnership, and its successors and permitted assigns as general partner of Regency Energy Partners or as the business entity with the ultimate authority to manage the business and operations of Regency Energy Partners.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means each of:

(1)	the Subsidiaries of Regency Energy Partners, other than Finance Corp., the Edwards Lime Entities and the acquired Hoover entities, executing the Indenture as initial Guarantors; and

(2)	any other Subsidiary of Regency Energy Partners that becomes a Guarantor in accordance with the provisions of the Indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the ordinary course of business and not for speculative purposes under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to reduce costs of borrowing or to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk;

(3)	foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

(4)	any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(5)	other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in currency exchange rates or commodity prices.

“HPC” means RIGS Haynesville Partnership Co., a Delaware general partnership, and its successors and assigns.

“Hydrocarbons” means crude oil, natural gas, natural gas liquids, casinghead gas, drip gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of bankers’ acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, the following shall not constitute “Indebtedness;”

(1)	accrued expenses and trade accounts payable arising in the ordinary course of business;

(2)	any obligation of Regency Energy Partners or any of its Restricted Subsidiaries in respect of bid, performance, surety and similar bonds issued for the account of Regency Energy Partners and any of its Restricted Subsidiaries in the ordinary course of business, including Guarantees and obligations of Regency Energy Partners or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(3)	any Indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such Indebtedness at fixed maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness;

(4)	any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such obligation is extinguished within five business days of its incurrence; and

(5)	any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets.

“Investment Grade Rating” means a rating equal to or higher than Baa3 by Moody’s or BBB- by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of Regency Energy Partners, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act selected by Regency Energy Partners as a replacement agency).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Regency Energy Partners such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Regency Energy Partners, Regency Energy Partners will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Regency Energy Partners’ Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of Regency Energy Partners in which Regency Energy Partners or any of its Restricted Subsidiaries makes any Investment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement. In no event shall a right of first refusal be deemed to constitute a Lien.

“Lone Star” means Lone Star NGL LLC, a Delaware limited liability company (formerly, ETP-Regency Midstream Holdings, LLC), and its successors and assigns.

“MEP” means Midcontinent Express Pipeline LLC, a Delaware limited liability company, and its successors and assigns.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person; and

(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by Regency Energy Partners or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1)	the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale,

(2)	taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3)	amounts required to be applied to the repayment of Indebtedness, other than revolving credit Indebtedness except to the extent resulting a permanent reduction in availability of such Indebtedness under a Credit Facility, secured by a Lien on the properties or assets that were the subject of such Asset Sale and all distributions and payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale, and

(4)	any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by Regency Energy Partners or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Regency Energy Partners or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Regency Energy Partners nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) is the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Regency Energy Partners or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Regency Energy Partners or any of its Restricted Subsidiaries except as contemplated by clause (10) of the definition of Permitted Liens.

For purposes of determining compliance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity” above, if any Non-Recourse Debt of any of Regency Energy Partners’ Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Regency Energy Partners.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuers’ obligations under the Indenture and the notes, pursuant to the provisions of the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Operating Surplus” has the meaning assigned to such term in the Partnership Agreement, as may be further amended, modified or supplemented from time to time.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Regency Energy Partners LP, dated as of February 3, 2006, as amended as of the date of Indenture, and as such may be further amended, modified or supplemented from time to time.

“Permitted Business” means either (1) gathering, transporting, treating, processing, marketing, distributing, fractionating, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto including entering into Hedging Obligations to support these businesses, or (2) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code.

“Permitted Business Investments” means Investments by Regency Energy Partners or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of Regency Energy Partners or in any Joint Venture, provided that:

(1)	either (a) at the time of such Investment and immediately thereafter, Regency Energy Partners could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity” above or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in the covenant described under “—Certain Covenants—Restricted Payments”) not previously expended at the time of making such Investment;

(2)	if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiaries or Joint Venture that is recourse to Regency Energy Partners or any of its Restricted Subsidiaries (which shall include all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which Regency Energy Partners or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including any “claw-back,” “make-well” or “keepwell” arrangement) could, at the time such Investment is made, be incurred at that time by Regency Energy Partners and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity;” and

(3)	such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.

“Permitted Investments” means:

(1)	any Investment in Regency Energy Partners or in a Restricted Subsidiary of Regency Energy Partners;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Regency Energy Partners; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners;

(4)	any Investment made as a result of the receipt of non-cash consideration from:

(a)	an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;” or

(b)	pursuant to clause (7) of the items deemed not to be Asset Sales under the definition of “Asset Sale;”

(5)	any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Equity) of Regency Energy Partners;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Regency Energy Partners or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by Regency Energy Partners or any of its Restricted Subsidiaries with respect to any secured Investment in default; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)	Investments represented by Hedging Obligations permitted to be incurred;

(8)	loans or advances to employees made in the ordinary course of business of Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(9)	repurchases of the notes and the existing senior notes;

(10)	any Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, workers’ compensation and performance and other similar deposits and prepaid expenses made in the ordinary course of business;

(11)	Permitted Business Investments;

(12)	Investments owned by any Person at the time such Person merges with Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners, provided such Investments (a) are not incurred in contemplation of such merger or acquisition and (b) are, in the good faith determination of Regency Energy Partners, incidental to such merger or acquisition, and in each case renewals or extensions thereof in amounts not greater than the amount of such Investment;

(13)	Investments existing on the date hereof; and

(14)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding not to exceed the greater of (a) $25.0 million and (b) 5.0% of Regency Energy Partners’ Consolidated Net Tangible Assets.

“Permitted Liens” means:

(1)	Liens securing any Indebtedness under any of the Credit Facilities and all Obligations and Hedging Obligations relating to such Indebtedness;

(2)	Liens in favor of Regency Energy Partners or the Guarantors;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Regency Energy Partners or any Subsidiary of Regency Energy Partners; provided that such Liens were in existence prior to such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Regency Energy Partners or the Subsidiary;

(4)	Liens on property existing at the time of acquisition of the property by Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity” covering only the assets acquired with or financed by such Indebtedness;

(7)	Liens existing on the date of the Indenture (other than Liens securing the Credit Facilities);

(8)	Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(9)	Liens on any property or asset acquired, constructed or improved by Regency Energy Partners or any of its Restricted Subsidiaries (a “Purchase Money Lien”), which (a) are in favor of the seller of such property or assets, in favor of the Person developing, constructing, repairing or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) are created within 360 days after the acquisition, development, construction, repair or improvement, (c) secure the purchase price or development, construction, repair or improvement cost, as the case may be, of such asset or property in an amount up to 100% of the Fair Market Value of such acquisition, construction or improvement of such asset or property, and (d) are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto and upgrades thereof);

(10)	Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(11)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Regency Energy Partners or any of its Restricted Subsidiaries on deposit with or in possession of such bank;

(12)	Liens to secure performance of Hedging Obligations of Regency Energy Partners or any of its Restricted Subsidiaries;

(13)	Liens arising under construction contracts, interconnection agreements, operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for purchase, gathering, processing, sale, transportation or exchange of crude oil, natural gas liquids, condensate and natural gas, natural gas storage agreements, unitization and pooling declarations and agreements, area of mutual interest agreements, real property leases and other agreements arising in the ordinary course of business of Regency Energy Partners and its Restricted Subsidiaries that are customary in the Permitted Business;

(14)	Liens upon specific items of inventory, receivables or other goods or proceeds of Regency Energy Partners or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity;”

(15)	Liens securing any Indebtedness equally and ratably with all Obligations due under the notes or any Note Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to the covenant described above under “—Certain Covenants—Liens;”

(16)	Liens incurred in the ordinary course of business of Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners; provided, however, that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens pursuant to this clause (16) does not exceed 5.0% of Regency Energy Partners’ Consolidated Net Tangible Assets at such time; and

(17)	any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (16) above; provided that (a) the principal amount of Indebtedness secured by such Lien does not exceed the principal amount of such Indebtedness outstanding immediately prior to the renewal, extension, refinance or refund of such Lien, plus all accrued interest on the Indebtedness secured thereby and the amount of all fees, expenses and premiums incurred in connection therewith, and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby.

After termination of the covenants referred to in the first paragraph of “—Certain Covenants—Termination of Covenants,” for purposes of complying with the “Liens” covenant, the Liens described in clauses (1) and (17) of this definition of “Permitted Liens” will be Permitted Liens only to the extent those Liens secure Indebtedness not exceeding, at the time of determination, 10% of the Consolidated Net Tangible Assets of Regency Energy Partners. Once effective, this 10% limitation on Permitted Liens will continue to apply during any later period in which the notes do not have an Investment Grade Rating by both Rating Agencies.

“Permitted Refinancing Indebtedness” means any Indebtedness of Regency Energy Partners or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, other Indebtedness of Regency Energy Partners or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes or the Note Guarantees, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by Regency Energy Partners or by the Restricted Subsidiary that is the obligor on or guarantor of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Owner” means any of (i) LE GP, L.L.C., Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P., (ii) any Person who Beneficially Owns more than 50% of the Voting Stock of any entity specified in clause (i) above or who Beneficially Owns sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity and (iii) any subsidiary of any entity specified in either clause (i) or clause (ii) above.

“Ranch JV” means Ranch Westex JV LLC, a Delaware limited liability company, and its successors and assigns.

“Rating Agencies” means Moody’s and S&P.

“Ratings Categories” means:

(1)	with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2)	with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Ratings Decline” means a decrease in the rating of the notes by both Moody’s and S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the notes has decreased by one or more gradations, gradations within Ratings Categories, namely + or – for S&P, and 1, 2 and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a ratings decline either from BB+ to BB or BB to BB- will constitute a decrease of one gradation.

“Reporting Default” means a Default described in clause (4) under “—Events of Default and Remedies.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Notwithstanding anything in the indenture to the contrary, Finance Corp. shall be a Restricted Subsidiary of Regency Energy Partners.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Senior Indebtedness” means with respect to any Person, Indebtedness of such Person, unless the instrument creating or evidencing such Indebtedness provides that such Indebtedness is subordinate in right of payment to the notes or the Note Guarantee of such Person, as the case may be.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to                    , 2022; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, Regency Energy Partners shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to                , 2022, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Regency Energy Partners will (a) calculate the Treasury Rate on the second business day preceding the applicable redemption date and (b) prior to such redemption date file with the trustee an officers’ certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Unrestricted Subsidiary” means any Subsidiary of Regency Energy Partners (other than Finance Corp. or any successor to it) that is designated by the Board of Directors of the General Partner as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	except to the extent permitted by subclause (2)(b) of the definition of “Permitted Business Investments,” has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted under clause (4) of the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Regency Energy Partners or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Regency Energy Partners;

(3)	is a Person with respect to which neither Regency Energy Partners nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Regency Energy Partners or any of its Restricted Subsidiaries.

All Subsidiaries of an Unrestricted Subsidiary shall be also Unrestricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the notes.

This discussion is limited to holders who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold to the public for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the tax on net investment income imposed by Section 1411 of the Code. In addition, it does not address consequences relevant to holders subject to particular rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Payments of Interest

Interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of such gain or loss will generally equal the difference between the amount received for the note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount the U.S. Holder paid for the note. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives payments on a note or receives proceeds from the sale or other taxable disposition of a note (including a redemption or retirement of a note). Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•	fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Payments of Interest

Interest paid on a note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty), provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of our capital or profits;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

•	either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN (or successor form) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular graduated U.S. federal income tax rates. In addition, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a note (such amount excludes any amount allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “—Payments of Interest”) unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of interest generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder certifies its non-U.S. status as described above under “—Payments of Interest.” However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a note (including a retirement or redemption of the note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of a note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the several underwriters named below. Subject to the terms and conditions stated in the underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
Natixis Securities Americas LLC
RBC Capital Markets, LLC
RBS Securities Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
UBS Investment Bank

Total		$600,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities in connection with this offering under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the notes to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of         % of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated to be $1.0 million and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure you of the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, during the period beginning on the date the underwriting agreement is entered into and continuing to and including the date the notes are delivered, offer, sell, contract to sell or otherwise dispose of any of our debt securities or warrants to purchase or otherwise acquire debt securities substantially similar to the notes (other than (i) the notes and (ii) commercial paper issued in the ordinary course of business); provided that the foregoing shall not restrict us from offering the Regency exchange notes pursuant to the exchange offer in accordance with the terms and conditions of the Eagle Rock contribution agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Settlement

We expect delivery of the notes will be made against payment therefor on or about February     , 2014, which will be the              business day following the date of pricing of the notes (such settlement being referred to as “T+     ”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery of such notes will be required, by virtue of the fact that the notes initially will settle in T+     , to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of the underwriters or their affiliates that have a lending relationship with us may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Affiliates of each underwriter are lenders and/or agents under our revolving credit facility. An affiliate of Wells Fargo Securities, LLC serves as the trustee under the indentures for our existing senior notes. Affiliates of Natixis Securities Americas LLC and Scotia Capital (USA) Inc. are counterparties under several of our commodity price hedging contracts. We intend to use the net proceeds from this offering as set described under “Use of Proceeds,” including to repay indebtedness outstanding under our revolving credit facility. As a result, affiliates of each underwriter will receive a portion of the proceeds from this offering.

Because FINRA views our common units as interests in a direct participation program, any offering of securities under the registration statement of which this prospectus supplement forms a part will be made in compliance with Rule 2310 of the FINRA conduct rules.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

The validity of the notes and the guarantees offered hereby in this offering will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters will be passed upon for the underwriters by Mayer Brown LLP, Houston, Texas.

EXPERTS

The audited consolidated financial statements of Regency Energy Partners LP and subsidiaries as of December 31, 2012 and 2011 and for the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Regency Energy Partners LP for the period from May 26, 2010 to December 31, 2010 and the period from January 1, 2010 to May 25, 2010 have been audited by KPMG LLP, independent registered public accounting firm, as stated in their reports incorporated by reference herein.

The consolidated financial statements of RIGS Haynesville Partnership Co. and subsidiaries as of December 31, 2012 and 2011 and for the years then ended incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of RIGS Haynesville Partnership Co. for the year ended December 31, 2010 have been audited by KPMG LLP, independent registered public accounting firm, as stated in their reports incorporated by reference herein.

The financial statements of Midcontinent Express Pipeline LLC as of and for the years ended December 31, 2012 and 2011 and as of December 31, 2011 and 2010 and for the year ended December 31, 2011 and for the seven-month period ended December 31, 2010, included in Exhibits 99.4 and 99.5, respectively, of Regency Energy Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference in this prospectus supplement, have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their report appearing therein.

The consolidated financial statements of Lone Star NGL LLC and subsidiaries as of December 31, 2012 and 2011 and for the year ended December 31, 2012 and for the period from March 21, 2011 (Inception) to December 31, 2011 incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of LDH Energy Asset Holdings LLC as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, included in Exhibit 99.7 of Regency Energy Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 1, 2013, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated by reference herein. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Southern Union Gathering Company, LLC and subsidiaries as of December 31, 2012 and for the period from March 26, 2012 to December 31, 2012 and for the period from

January 1, 2012 to March 25, 2012 incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of PVR Partners, L.P. as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein.

The combined financial statements of Eagle Rock Energy Partners, L.P.’s midstream business as of September 30, 2013 and December 31, 2012 and for the nine months ended September 30, 2013 and the two years ended December 31, 2012 included in Regency’s Current Report on Form 8-K filed with the SEC on January 24, 2014 and incorporated by reference in this prospectus supplement, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus supplement, the accompany base prospectus and the documents incorporated by reference include “forward-looking” statements, which include any statements that do not relate strictly to historical or current facts. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may” or similar expressions help identify forward-looking statements. Although we believe our forward-looking statements are based on reasonable assumptions and current expectations and projections about future events, we cannot give assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. These additional risks and uncertainties may include:

•	our ability to complete the PVR merger and the Eagle Rock midstream acquisition;

•	unexpected difficulties in integrating any significant acquisitions into our operations, including the PVR merger, the Eagle Rock midstream acquisition and the Hoover acquisition;

•	volatility in the price of oil, natural gas and NGLs;

•	declines in the credit markets and the availability of credit for us as well as for producers connected to our pipelines and our gathering and processing facilities, and for customers of our contract compression services businesses;

•	the level of creditworthiness of, and performance by, our counterparties and customers;

•	our access to capital to fund organic growth projects and acquisitions, and our ability to obtain debt or equity financing on satisfactory terms;

•	our use of derivative financial instruments to hedge commodity and interest rate risks;

•	the amount of collateral required to be posted from time-to-time in our transactions;

•	changes in commodity prices, interest rates and demand for our services;

•	changes in laws and regulations impacting the midstream sector of the natural gas industry, including those that relate to climate change and environmental protection and safety;

•	weather and other natural phenomena;

•	industry changes including the impact of consolidations and changes in competition;

•	regulation of transportation rates on our natural gas and NGL pipelines;

•	our ability to obtain indemnification for cleanup liabilities and to clean up any release of hazardous materials on satisfactory terms;

•	our ability to obtain required approvals for construction or modernization of our facilities and the timing of production from such facilities; and

•	the effect of accounting pronouncements issued periodically by accounting standard setting boards.

If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may differ materially from those anticipated, estimated, projected or expected.

Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the principal offices of the SEC located at Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information about the operation of the Public Reference Room. Materials also may be obtained free of charge from the SEC’s website (http://www.sec.gov), which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Any information that we file prior to the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and that is deemed “filed” with the SEC is incorporated by reference and will automatically update and supersede this information. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 1, 2013;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, as filed on May 9, 2013, June 30, 2013, as filed on August 8, 2013, and September 30, 2013, as filed on November 7, 2013; and

•	our Current Reports on Form 8-K filed on January 28, 2013, February 19, 2013, February 28, 2013, March 5, 2013, April 12, 2013, April 16, 2013, April 24, 2013, April 30, 2013, May 9, 2013, May 15, 2013, May 28, 2013, July 29, 2013, August 9, 2013 (two filings), September 6, 2013, September 11, 2013, October 10, 2013 (two filings), October 25, 2013, November 8, 2013 (two filings), November 12, 2013, December 23, 2013, December 24, 2013, January 24, 2014 and January 28, 2014, each to the extent “filed” and not “furnished” pursuant to Section 13(a) of the Exchange Act.

You may obtain the documents incorporated by reference into this prospectus supplement from the SEC through the SEC’s website at the address provided above. The documents are also available, free of charge, through our website, www.regencyenergy.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement. You may also request a copy of these filings at no cost, by making written or telephone requests for such copies to:

Regency Energy Partners LP

Investor Relations

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

(214) 750-1771

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying base prospectus. If information in incorporated documents conflicts with information in this prospectus supplement or the accompanying base prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. You should not assume that the information in this prospectus supplement, the accompanying base prospectus or any document incorporated by reference is accurate as of any date other than the date of those documents. We have not authorized anyone else to provide you with any information.

Prospectus

Regency Energy Partners LP

Regency Energy Finance Corp.

Common Units

Debt Securities

We may offer and sell common units representing limited partner interests and debt securities (which may be fully and unconditionally guaranteed by one or more of our subsidiaries) from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings.

Regency Energy Finance Corp. may act as co-issuer of the debt securities, and all other direct or indirect subsidiaries of Regency Energy Partners LP, other than “minor” subsidiaries as such term is interpreted in the securities regulations governing financial reporting for guarantors, may guarantee the debt securities.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these common units and debt securities and the general manner in which we will offer the common units and debt securities. The specific terms of any common units and debt securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the common units and debt securities.

Investing in our common units and debt securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risk factors included or incorporated by reference in this prospectus before you make an investment in our securities.

Our common units are listed on the New York Stock Exchange under the symbol “RGP.” We will provide information in the prospectus supplement for the trading market, if any, for any debt securities we offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 28, 2012.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell securities in one or more offerings. This prospectus generally describes Regency Energy Partners LP and the securities. Each time we sell securities with this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. Before you invest in our securities, you should carefully read this prospectus and any prospectus supplement and the additional information described under the headings “Where You Can Find More Information” and “Incorporation By Reference.” To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation By Reference” and any additional information you may need to make your investment decision.

As used in this prospectus, “Regency Energy Partners,” “we,” “our,” “us” or like terms mean Regency Energy Partners LP, or the Partnership, and its subsidiaries. References to “our general partner” or the “General Partner” refer to Regency GP LP, the general partner of the Partnership, and its general partner, Regency GP LLC, which effectively manages the business and affairs of the Partnership.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, any prospectus supplement and the documents we incorporate by reference contain forward-looking statements. These statements use forward-looking words such as “may,” “will,” “anticipate,” “believe,” “expect,” “project” or other similar words. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other “forward-looking” information.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. These statements reflect our current views with respect to future events and are subject to various risks, uncertainties and assumptions.

Many of such factors are beyond our ability to control or predict. Please read “Risk Factors” for a better understanding of the various risks and uncertainties that could affect our business and impact the forward-looking statements made in this prospectus. Readers are cautioned not to put undue reliance on forward-looking statements.

Forward-looking statements contained in this prospectus and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

REGENCY ENERGY PARTNERS LP AND

REGENCY ENERGY FINANCE CORP.

We are a growth-oriented publicly-traded Delaware limited partnership engaged in the gathering and processing, contract compression, treating and transportation of natural gas and the transportation, fractionation and storage of natural gas liquids (NGLs). We focus on providing midstream services in some of the most prolific natural gas producing regions in the United States, including the Eagle Ford, Haynesville, Barnett, Fayetteville, Marcellus, Bone Spring and Avalon shales and the mid-continent region. Our assets are located in Texas, Louisiana, Arkansas, Pennsylvania, California, Mississippi, Alabama, West Virginia and the mid-continent region of the United States, which includes Kansas, Colorado and Oklahoma.

We divide our operations into five business segments:

•

Gathering and Processing. We provide “wellhead-to-market” services to producers of natural gas, which include transporting raw natural gas from the wellhead through gathering systems, processing raw natural gas to separate NGLs from the raw natural gas and selling or delivering the pipeline-quality natural gas and NGLs to various markets and pipeline systems. This segment also includes our investment in Ranch Westex JV LLC, which processes natural gas delivered from the NGLs rich Bone Spring and Avalon shale formations in west Texas.

•	Joint Ventures. Our Joint Ventures segment includes the following:

•

a 49.99% general partner interest in RIGS Haynesville Partnership Co., which owns the 450-mile Regency Intrastate Gas pipeline that delivers natural gas from northwest Louisiana to downstream pipelines and markets;

•

a 50% membership interest in Midcontinent Express Pipeline LLC, which owns an interstate natural gas pipeline with approximately 500 miles stretching from southeast Oklahoma through northeast Texas, northern Louisiana and central Mississippi to an interconnect with the Transcontinental Gas Pipe Line system in Butler, Alabama; and

•

a 30% membership interest in Lone Star NGL LLC, an entity owning a diverse set of midstream energy assets including NGL pipelines, storage, fractionation and processing facilities located in the states of Texas, Mississippi and Louisiana.

•	Contract Compression. We own and operate a fleet of compressors used to provide turn-key natural gas compression services for customer specific systems.

•

Contract Treating. We own and operate a fleet of equipment used to provide treating services, such as carbon dioxide and hydrogen sulfide removal, natural gas cooling, dehydration and British thermal unit (BTU) management, to natural gas producers and midstream pipeline companies.

•	Corporate and Others. Our Corporate and Others segment comprises a small regulated pipeline and our corporate offices.

Regency Energy Finance Corp. is one of our wholly owned subsidiaries. It has nominal assets and does not and will not conduct any operations or have any employees. It was formed in 2006 for the sole purpose of acting as a co-issuer for our debt securities and its activities will be limited to co-issuing our debt securities and engaging in other activities incidental thereto.

Our principal executive offices are located at 2001 Bryan Street, Suite 3700, Dallas, Texas 75201 and our phone number is (214) 750-1771.

For additional information as to our business, properties and financial condition, please refer to the documents cited in “Incorporation By Reference.”

RISK FACTORS

An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the risk factors included in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and those that may be included in any applicable prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included or incorporated by reference in this prospectus, any prospectus supplement and the documents we incorporate by reference.

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to make distributions to our unitholders may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

Risks Related to the Debt Securities

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We have a holding company structure, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the ownership interests in our subsidiaries. As a result, our ability to make required payments on the debt securities depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, our revolving credit facility and applicable state partnership laws and other laws and regulations. Pursuant to our revolving credit facility, we may be required to establish cash reserves for the future payment of principal and interest on the amounts outstanding under such facility. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the debt securities, or to repurchase the debt securities upon the occurrence of a change of control, we may be required to adopt one or more alternatives, such as a refinancing of the debt securities. We cannot assure you that we would be able to refinance the debt securities.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the debt securities or to repay them at maturity.

Unlike a corporation, our partnership agreement requires us to distribute, on a quarterly basis, 100% of our available cash to our unitholders of record and our general partner. Available cash is generally all of our cash receipts adjusted for cash distributions and net changes to reserves. Our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our subsidiaries in amounts our general partner determines in its reasonable discretion to be necessary or appropriate:

•	to provide for the proper conduct of our business and our subsidiaries (including reserves for future capital expenditures and for our anticipated future credit needs),

•	to comply with applicable law or any of our debt instruments or other agreements, or

•	to provide funds for distributions to our unitholders and our general partner for any one or more of the next four calendar quarters.

Although our payment obligations to our unitholders are subordinate to our payment obligations to debtholders, the value of our units will decrease in direct correlation with any decrease in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue equity to recapitalize.

We require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including our outstanding senior notes and any future issuance of debt securities, and to fund planned capital expenditures depends on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that we will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness, including our outstanding senior notes and any future issuance of debt securities, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including our outstanding senior notes and any future issuance of debt securities, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our outstanding senior notes and any future issuances of debt securities, on commercially reasonable terms or at all.

The guarantees by certain of our subsidiaries of our outstanding senior notes and any future issuances of debt securities could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or void these subsidiary guarantees.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, on its existing debts as they become absolute and mature; or

•	it could not pay its debts as they became due.

USE OF PROCEEDS

Except as otherwise provided in any applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities covered by this prospectus for general partnership purposes, which may include repayment or repurchase of outstanding indebtedness, the acquisition of businesses, other capital expenditures and additions to working capital.

Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the ratio of earnings to fixed charges for us for each of the periods indicated.

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before adjustment for equity income from equity method investees plus fixed charges, amortization of capitalized interest and distributed income from investees accounted for under the equity method. Fixed charges consist of interest expenses and capitalized interest and an estimated interest component of rent expense.

	Successor			Predecessor
	Nine Months Ended September 30,	Year Ended December 31,	Period from May 26, 2010 to December 31,	Period from January 1, 2010 to May 25,	Year Ended December 31
	2012	2011	2010	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges(1)	1.62	1.63	—	—	2.66	2.29	—

(1)	Earnings were insufficient to cover fixed charges by $2.0 million, $8.8 million and $20.2 million for the period from May 26, 2010 to December 31, 2010, the period from January 1, 2010 to May 25, 2010 and for the year ended December 31, 2007, respectively.

DESCRIPTION OF OUR COMMON UNITS

The Common Units

The common units represent limited partner interests in Regency Energy Partners. The holders of common units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and our general partner in and to partnership distributions, please read this section and “How We Make Cash Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Transfer Agent and Registrar

Duties. American Stock Transfer & Trust Company serves as registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal. The transfer agent may resign by notice to us or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial owner’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, a transferor of common units gives a transferee of common units the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “How We Make Cash Distributions”;

•

with regard to the fiduciary duties of our general partner, you should read the risk factors included in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and those that may be included in the applicable prospectus supplement;

•	with regard to the transfer of common units, please read “Description of Our Common Units — Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material Income Tax Consequences.”

Organization and Duration

Our partnership was organized in September 2005 and will have a perpetual existence.

Purpose

Our purpose under the partnership agreement is to engage in any business activities that are approved by our general partner. Our general partner, however, may not cause us to engage in any business activities that it determines would cause us to be treated as a corporation for federal income tax purposes. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder, by accepting the unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney, among other things, to execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to grant consents and waivers on behalf of the limited partners under, our partnership agreement.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. Matters requiring the approval of a “unit majority” require the approval of a majority of the common units.

In voting their common units, our general partner and its affiliates have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by the general partner without the approval of the unitholders, and certain other amendments that would adversely affect the holders of our Convertible Redeemable Preferred Units (as defined below) require the approval of holders of 75% of the Convertible Redeemable Preferred Units. Other amendments generally require the approval of a unit majority. Please read “— Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances and, if such merger or sale would adversely affect any of the rights, preferences and privileges of the Convertible Preferred Units in any respect, the affirmative vote of 75% of the Convertible Redeemable Preferred Units, voting separately as a class. Please read “— Merger, Sale or Other Disposition of Assets” and “Meetings; Voting.”

Dissolution of our partnership	Unit majority. Please read “— Termination and Dissolution.”

Reconstitution of our partnership upon dissolution	Unit majority. Please read “— Termination and Dissolution.”

Withdrawal of the general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to December 31, 2015 in a manner that would cause a dissolution of our partnership. Please read “— Withdrawal or Removal of the General Partner.”

Removal of the general partner	Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates. Please read “— Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets, to such person. The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2015. See “— Transfer of General Partner Interest.”

Transfer of incentive distribution rights	Except for transfers to an affiliate or another person as part of our general partner’s merger or consolidation, sale of all or substantially all of its assets or the sale of all of the ownership interests in such holder, the approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to December 31, 2015. Please read “— Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval required at any time. Please read “— Transfer of Ownership Interests in the General Partner.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in a number of states. Maintenance of our limited liability as a member of the operating company may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership of our operating partnership and its subsidiaries or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. Our partnership agreement restricts our ability to issue any securities senior to or on parity with our Convertible Redeemable Preferred Units (as defined below) with respect to distributions on such securities and distributions upon liquidation, except that we may issue parity securities up to an amount equal to 10% (at face value) of the lowest market capitalization of our common units as measured over the trailing 30-day period prior to issuance. However, our partnership agreement does not prohibit the issuance by us of equity securities that may effectively rank senior to the common units.

Upon issuance of additional partnership securities, our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its percentage interest in us. Our general partner’s percentage interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its percentage interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

On September 2, 2009, we issued 4,371,586 Series A Cumulative Convertible Preferred Units (“Convertible Redeemable Preferred Units”). For so long as the Convertible Redeemable Preferred Units remain outstanding, the holders of the Convertible Redeemable Preferred Units will have a preemptive right to purchase any securities junior to or on parity with our Convertible Redeemable Preferred Units with respect to distributions on such securities and distributions upon liquidation (other than common units) issued by us to the extent necessary to maintain their proportionate beneficial ownership of common units (on an as-converted basis) immediately before such issuance. For a more complete description of the Convertible Redeemable Preferred Units, please see our Current Report on Form 8-K filed with the SEC on September 4, 2009.

Amendment of the Partnership Agreement

General. Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. Our general partner, however, will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments. No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can only be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates).

No Unitholder Approval. Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor the operating company nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•

an amendment that is necessary to require the limited partners to provide a statement, certification or other proof to us regarding whether such limited partner is subject to U.S. federal income taxation on the income generated by us;

•	a change in our fiscal year or taxable year and related changes;

•

mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or transferee (subject to the voting rights of the Convertible Redeemable Preferred Units discussed below) in connection with a merger or consolidation approved in connection with our partnership agreement, or if our general partner determines that those amendments:

•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•

are required to effect the intent expressed in the registration statement relating to our initial public offering or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval. Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described under “— No Unitholder Approval.” No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. The affirmative vote of seventy-five percent (75%) of the Convertible Redeemable Preferred Units, voting separately as a class with one vote per Convertible Redeemable Preferred Unit, is necessary on any matter (including a merger, consolidation or business combination) that would adversely affect any of the rights, preferences and privileges of the Convertible Redeemable Preferred Units in any respect. Please read “— Meetings; Voting.”

Merger, Sale or Other Disposition of Assets

A merger or consolidation of us requires the prior consent of our general partner. Our general partner, however, will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, the partnership agreement generally prohibits our general partner without the prior approval of the holders of a unit majority, from causing us, among other things, to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Further, if any such sale, merger, consolidation or other combination would adversely affect any of the rights, preferences and privileges of the Convertible Redeemable Preferred Units in any respect, the affirmative vote of 75% of the Convertible Redeemable Preferred Units, voting separately as a class is required. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, the transaction would not result in a material amendment to the partnership agreement, and each of our units will be an identical unit of our partnership following the transaction.

If the conditions specified in the partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority, may also elect, within specific time limitations, to reconstitute us and continue our business on the same terms and conditions described in our partnership agreement by forming a new limited partnership on terms identical to those in our partnership agreement and having as general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•

neither our partnership, the reconstituted limited partnership, our operating company nor any of our other subsidiaries, would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to liquidate our assets and apply the proceeds of the liquidation as provided in “How We Make Cash Distributions — Distributions of Cash upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2015 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2015, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “— Transfer of General Partner Interest” and “— Transfer of Incentive Distribution Rights.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “— Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as separate classes. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•

our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest in our partnership to:

•	an affiliate of our general partner (other than an individual); or

•

another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in our partnership to another person prior to December 31, 2015 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in the General Partner

At any time, the owner of our General Partner, may sell or transfer all or part of its ownership interest in our General Partner to an affiliate or third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

Our general partner or its affiliates or a subsequent holder may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, the sale of all of the ownership interest of the holder or the sale of all or substantially all of its assets to, that entity without the prior approval of the unitholders. Prior to December 31, 2015, other transfers of incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. On or after December 31, 2015, the incentive distribution rights will be freely transferable.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of our general partner.

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of such a purchase is the greater of:

•

the highest cash price paid by either of our general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Income Tax Consequences — Disposition of Common Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or transferees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. In the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us; however, the holders of our Convertible Redeemable Preferred Units have special voting rights, and additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Securities.” The affirmative vote of seventy-five percent (75%) of the Convertible Redeemable Preferred Units, voting separately as a class with one vote per Convertible Redeemable Preferred Unit, is necessary on any matter (including a merger, consolidation or business combination) that would adversely affect any of the rights, preferences and privileges of the Convertible Redeemable Preferred Units in any respect, including without limitation, the following matters:

•

any reduction in the distribution rate on the Convertible Redeemable Preferred Units, change in the form of payment of distributions on the Convertible Redeemable Preferred Units, deferral of the date from which distributions on the Convertible Redeemable Preferred Units will accrue and accumulate, cancellation of accrued, accumulated and unpaid distributions on the Convertible Redeemable Preferred Units, change in the relative seniority rights of the holders of the Convertible Redeemable Preferred Units as to the payment of distributions in relation to the holders of any other units, or amendment to Section 5.14 of our partnership agreement (which sets forth the terms of the Convertible Redeemable Preferred Units), except that the General Partner may amend Section 5.14 so long as the amendment does not adversely affect the holders of Convertible Redeemable Preferred Units;

•

any reduction in the liquidation value or change in the form of payment upon liquidation of the Convertible Redeemable Preferred Units, or any change in the relative seniority of the liquidation preferences of the holders of the Convertible Redeemable Preferred Units to the rights upon liquidation of the holders of any other units;

•	any matter that would accelerate the terms of our options to redeem or convert the Convertible Redeemable Preferred Units; and

•

any authorization, creation or issuance of any securities that would be senior to or on parity with our Convertible Redeemable Preferred Units with respect to distributions on such securities and distributions upon liquidation, except that we may issue parity securities up to an amount equal to 10% (at face value) of the lowest market capitalization of the common units as measured over the trailing 30-day period prior to issuance.

If at any time any person or group, other than our general partner and its affiliates, a direct or subsequently approved transferee of our general partner or its affiliates or a person who acquired the units with the prior approval of our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By the transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described under “— Limited Liability”, the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•

information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

HOW WE MAKE CASH DISTRIBUTIONS

Operating Surplus and Capital Surplus

Overview. All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Characterization of Cash Distributions. We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Definition of Available Cash. Available cash generally means, for each fiscal quarter all cash on hand at the end of the quarter:

•	less the amount of cash reserves established by our general partner:

•	to provide for the proper conduct of our business (including reserves for future capital expenditures and for our anticipated credit needs);

•	to comply with applicable law, any of our debt instruments or other agreements; and

•	to provide funds for distribution to our unitholders and to our general partner for any one or more of the next four quarters;

•

plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter for which the determination is being made.

Working capital borrowings are generally borrowings that will be made under our credit facilities and in all cases are used solely for working capital purposes or to pay distributions to partners.

Definition of Operating Surplus. Operating surplus for any period generally means:

•	our cash balance on the closing date of our initial public offering; plus

•	$20.0 million (as described below); plus

•

all of our cash receipts since the closing of our initial public offering, excluding cash from (1) borrowings that are not working capital borrowings, (2) sales of equity and debt securities and (3) sales or other dispositions of assets outside the ordinary course of business; plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

•	operating expenses; less

•	the amount of cash reserves established by our general partner for future operating expenditures.

Operating surplus includes a provision that will enable us, if we choose, to distribute as operating surplus up to $20.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus.

Definition of Capital Surplus. Capital surplus will generally be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•

sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or non-current assets sold as part of normal retirements or replacements of assets.

Distributions of Available Cash from Operating Surplus

We will make distributions of available cash from operating surplus in the following manner:

•	first, to the holders of our Convertible Redeemable Preferred Units to the extent of the distribution preference on the Convertible Redeemable Preferred Units, as described below;

•

second, 100% to all unitholders and our general partner, in accordance with their respective percentage interests, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “— Incentive Distribution Rights” below.

The Convertible Redeemable Preferred Units will receive distributions at a rate of $0.445 per Convertible Redeemable Preferred Unit, payable quarterly on the same date as the distribution payment date for the common units. The record date for the determination of holders entitled to receive distributions of the Convertible Redeemable Preferred Units will be the same as the record date for determination of common unit holders entitled to receive quarterly distributions.

Distributions on the Convertible Redeemable Preferred Units were accrued for the first two quarters following their issuance, which resulted in an increase in the number of common units issuable upon conversion of the Convertible Redeemable Preferred Units. If on any distribution payment date occurring with respect to a quarter ending after December 31, 2009, we (x) fail to pay distributions on the Convertible Redeemable Preferred Units, (y) reduce the distributions on the common units to zero ($0.00) and (z) are prohibited by our material financing agreements from paying cash distributions, then until the distributions that were to be paid on the Convertible Redeemable Preferred Units on such distribution payment date are paid in cash, such distributions shall automatically accrue and accumulate. If we fail to pay cash distributions in full for two quarters (whether or not consecutive) from and including the quarter ending on March 31, 2010, then to the extent that we fail to pay cash distributions on the Convertible Redeemable Preferred Units thereafter, all future distributions on the Convertible Redeemable Preferred Units that are accrued rather than being paid in cash by us will consist of the following: (i) $0.35375 per Convertible Redeemable Preferred Unit per quarter, (ii) $0.09125 per Convertible Redeemable Preferred Unit per quarter (the “Common Unit Distribution Amount”), payable solely in common units, and (iii) $0.09125 per Convertible Redeemable Preferred Unit per quarter (the “PIK Distribution Additional Amount”), payable solely in common units. The total number of common units payable in connection with the Common Unit Distribution Amount or the PIK Distribution Additional Amount cannot exceed 1,600,000 in any period of twenty consecutive fiscal quarters.

For as long as the Convertible Redeemable Preferred Units are outstanding (or until we receive an investment grade rating from either Moody’s Investor Service, Inc. or Standard & Poor’s Ratings Services on our 9-3/8% Senior Notes due 2016), upon our breach of certain covenants (a “Covenant Default”) contained in our Indenture, dated as of May 20, 2009, among us, Regency Energy Finance Corp., the Guarantors (as defined therein) and Wells Fargo Bank, National Association, the holders of the Convertible Redeemable Preferred Units will be entitled to an increase of $0.1825 per quarterly distribution, payable solely in common units (the “Covenant Default Additional Amount”).

All accumulated and unpaid distributions will accrue interest (i) at a rate of 2.432% per quarter, or (ii) if we have failed to pay all PIK Distribution Additional Amounts or Covenant Default Additional Amounts or any Covenant Default has occurred and is continuing, at a rate of 3.429% per quarter while such failure to pay or such Covenant Default continues.

Additionally, the holders of the Convertible Redeemable Preferred Units are entitled to a “make-whole” distribution and allocation equal to 60% of the tax cost of the rate differential between ordinary income and long term capital gains with respect to any gross income allocation resulting from a forced conversion of the Convertible Redeemable Preferred Units, “grossed up” for the additional tax due with respect to such “make-whole” allocation.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

If for any quarter:

•	we have distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution;

•

we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution; and

•

we have distributed available cash from operating surplus to the holders of our Convertible Redeemable Preferred Units to the extent of the distribution preference on the Convertible Redeemable Preferred Units;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•

first, 100% to all unitholders and our general partner, in accordance with their respective percentage interests, until each unitholder receives a total of $0.4025 per unit for that quarter (the “first target distribution”);

•

second, 87% to all unitholders and our general partner, in accordance with their respective percentage interests, and 13% to the holders of incentive distribution rights, pro rata, until each unitholder receives a total of $0.4375 per unit for that quarter (the “second target distribution”);

•

third, 77% to all unitholders and our general partner, in accordance with their respective percentage interests, and 23% to the holders of incentive distribution rights, pro rata, until each unitholder receives a total of $0.5250 per unit for that quarter (the “third target distribution”); and

•	thereafter, 52% to all unitholders and our general partner, in accordance with their respective percentage interests, and 48% to the holders of incentive distribution rights, pro rata.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made. We will make distributions of available cash from capital surplus, if any, in the following manner:

•

first, 100% to all unitholders and our general partner, in accordance with their respective percentage interests, until we distribute for each outstanding common unit issued in our initial public offering an amount of available cash from capital surplus equal to the initial public offering price;

•

second, to our general partner, in accordance with its percentage interest, and to the common unitholders, pro rata, a percentage equal to 100% less the general partner’s percentage interest, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

Effect of a Distribution from Capital Surplus. The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the unrecovered initial unit price. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the general partner to receive incentive distributions. Any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero and we will make all future distributions from operating surplus, with 50% being paid to the holders of units, and 50% to the general partner.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	the target distribution levels; and

•	the unrecovered initial unit price;

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

Overview. If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. Upon dissolution, subject to Section 17-804 of the Delaware Act, the holders of the Convertible Redeemable Preferred Units will be entitled to receive any accrued and unpaid distributions in respect of the Convertible Redeemable Preferred Units, if any, and will have the status of, and will be entitled to all remedies available to, a creditor of the Partnership, and will have priority over any entitlement of any other unitholders with respect to any distributions by us. We will distribute any remaining proceeds to the unitholders and our general partner in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Manner of Adjustments for Gain. The manner of the adjustment for gain is set forth in the partnership agreement. Upon liquidation, we will allocate any gain to the partners in the following manner:

•	First, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, to the holders of our Convertible Redeemable Preferred Units, pro rata, until the capital account for each Convertible Redeemable Preferred Unit is equal to the sum of:

(1) the initial unit price for that Convertible Redeemable Preferred Unit; and

(2) all accrued but unpaid distributions on that Convertible Redeemable Preferred Unit;

•	third, 100% to the common unitholders and our general partner, in accordance with their respective percentage interests, until the capital account for each common unit is equal to the sum of:

(1) the unrecovered initial unit price for that common unit; and

(2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	fourth, 100% to all unitholders and our general partner, in accordance with their respective percentage interests, until we allocate under this paragraph an amount per unit equal to:

(1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 100% to the unitholders and our general partner, in accordance with their respective percentage interests, for each quarter of our existence;

•

fifth, 87% to all unitholders and our general partner, in accordance with their respective percentage interests, and 13% to the holders of incentive distribution rights, pro rata, until we allocate under this paragraph an amount per unit equal to:

(1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 87% to the unitholders and our general partner, in accordance with their respective percentage interests, and 13% to the holders of incentive distribution rights, pro rata, for each quarter of our existence;

•

sixth, 77% to all unitholders and our general partner, in accordance with their respective percentage interests, and 23% to the holders of incentive distribution rights, pro rata, until we allocate under this paragraph an amount per unit equal to:

(1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 77% to the unitholders and our general partner, in accordance with their respective percentage interests, and 23% to the holders of incentive distribution rights, pro rata, for each quarter of our existence; and

•	thereafter, 52% to all unitholders and our general partner in accordance with their respective percentage interests, and 48% to the holders of incentive distribution rights, pro rata.

Manner of Adjustments for Losses. Upon liquidation, we will generally allocate any loss to our general partner and the unitholders in the following manner:

•

first, 100% to the holders of common units and our general partner, in accordance with their respective percentage interests, until the capital accounts of the common unitholders have been reduced to zero;

•

second, 100% to the holders of our Convertible Redeemable Preferred Units, pro rata, until the capital accounts of the holders of our Convertible Redeemable Preferred Units have been reduced to zero; and

•	thereafter, 100% to our general partner.

Adjustments to Capital Accounts. We will make adjustments to capital accounts upon the issuance of additional units (including as a result of the conversion of our Convertible Redeemable Preferred Units into common units). In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation; provided, that for purposes of determining the amount of such unrealized gain or loss, we will reduce the fair market value of our property (to the extent of any unrealized income or gain in our property that has not previously been reflected in the capital accounts) to reflect the incremental share of such fair market value that would be attributable to the holders of our outstanding Convertible Redeemable Preferred Units if all of such Convertible Redeemable Preferred Units were converted into common units as of such date. If we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in our general partner’s capital account balance equaling the amount that it would have been if no earlier positive adjustments to the capital accounts had been made.

Additionally, if in the year of liquidation, any holder’s capital account in respect of any Convertible Redeemable Preferred Units is less than an aggregate amount equal to the sum of (i) $18.30 per Convertible Redeemable Preferred Unit, plus (ii) all accrued and accumulated but unpaid distributions on such Convertible Redeemable Preferred Units, or together the Preferred Liquidation Value, then prior to any other allocation for that year and prior to any distribution to the holders of the Convertible Redeemable Preferred Unit upon liquidation, items of gross income and gain will be allocated to all holders of the Convertible Redeemable Preferred Unit, pro rata, until the capital account in respect of each Convertible Redeemable Preferred Unit then outstanding is equal to the Preferred Liquidation Value (and no other allocation will reverse the effect of this allocation).

If in the year of liquidation, any holder’s capital account in respect of any Convertible Redeemable Preferred Units is less than the aggregate Preferred Liquidation Value of such Convertible Redeemable Preferred Units after the application of the allocation described in the paragraph immediately above, then to the extent permitted by law, items of gross income and gain for any preceding taxable period(s) with respect to which Schedule K-1s have not been filed by us will be reallocated to all holders of the Convertible Redeemable Preferred Units, pro rata, until the capital account in respect of each Convertible Redeemable Preferred Unit then outstanding is equal to the Preferred Liquidation Value (and no other allocation will reverse the effect of this allocation).

DESCRIPTION OF OUR DEBT SECURITIES

General

Regency Energy Partners LP may issue debt securities in one or more series, and Regency Energy Finance Corp. may be a co-issuer of one or more series of debt securities. Regency Energy Finance Corp. was incorporated under the laws of the State of Delaware in 2006, is wholly owned by Regency Energy Partners LP and has no material assets or any liabilities other than as a co-issuer of debt securities. Its activities are limited to co-issuing debt securities and engaging in other activities incidental thereto. When used in this “Description of Our Debt Securities” section, the terms “we,” “us,” “our” and “issuers” refer jointly to Regency Energy Partners LP and Regency Energy Finance Corp., and the terms “Regency Energy Partners” and “Regency Finance” refer strictly to Regency Energy Partners LP and Regency Energy Finance Corp., respectively.

We will issue our debt securities under an indenture among us, as issuers, the trustee and any subsidiary guarantors. The debt securities will be governed by the provisions of the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). A form of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated the indenture in its entirety in this description. You should read the relevant indenture because it, and not this description, controls your rights as holders of the debt securities. Capitalized terms used in this summary have the meanings specified in the indentures.

The debt securities will be:

•	our direct general obligations;

•	senior debt securities; and

•	issued under an indenture among us, any subsidiary guarantors and a trustee.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether Regency Finance will be a co-issuer of the debt securities;

•	the guarantors of the debt securities, if any;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the assets, if any, that are pledged as security for the payment of the debt securities;

•

whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the prices at which we will issue the debt securities;

•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange provisions;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional events of default or covenants; and

•	any other terms of the debt securities.

We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Guarantees

If specified in the prospectus supplement respecting a series of debt securities, the subsidiaries of Regency Energy Partners specified in the prospectus supplement will fully and unconditionally guarantee to each holder and the trustee, on a joint and several basis, the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at stated maturity, upon redemption or repurchase, by declaration of acceleration or otherwise. If a series of debt securities is guaranteed, such series will be guaranteed by all of our wholly owned subsidiaries other than “minor” subsidiaries (except Regency Finance) as such term is interpreted in securities regulations governing financial reporting for guarantors. The prospectus supplement will describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be released.

The guarantees will be general obligations of the guarantors.

Consolidation, Merger or Asset Sale

The indenture will, in general, allow us to consolidate or merge with or into another domestic entity. It will also allow each issuer to sell, convey, transfer, lease or otherwise dispose of all or substantially all of its assets to another domestic entity. However, the indenture will impose certain requirements with respect to any consolidation or merger with or into an entity, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of an issuer’s assets, including:

•

the remaining or acquiring entity must be organized under the laws of the United States, any state thereof or the District of Columbia; provided that, if Regency Finance is a co-issuer, then it may not merge or consolidate with or into another entity other than a corporation satisfying such requirement for so long as Regency Energy Partners is not a corporation;

•	the remaining or acquiring entity must expressly assume the issuer’s obligations under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default (as defined under “— Events of Default and Remedies” below) would occur or be continuing.

The remaining or acquiring entity will be substituted for the issuer in the indenture with the same effect as if it had been an original party to the indenture, and, except in the case of a lease of all or substantially all of the assets of an issuer, the issuer will be released from any further obligations under the indenture.

No Protection in the Event of a Change of Control

Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

Modification of Indentures

We may supplement or amend the indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the indenture affected by the supplement or amendment consent to it. Further, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive past defaults under the indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be supplemented or amended without the consent of each holder affected. Without the consent of each outstanding debt security affected, no modification of the indenture or waiver may:

•	reduce the percentage in principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or extend the fixed maturity of any debt security;

•	reduce the premium payable upon redemption or change the time of the redemption of the debt securities;

•	reduce the rate of or extend the time for payment of interest on any debt security;

•	except as otherwise permitted under the indenture, release any security that may have been granted with respect to the debt securities;

•	make any debt security payable in currency other than that stated in the debt securities;

•

impair the right of any holder to receive payment of principal, premium, if any, and interest on its debt securities on or after the respective due dates or to institute suit for the enforcement of any such payment;

•

except as otherwise permitted in the indenture, release any guarantor from its obligations under its guarantee or the indenture or change any guarantee in any manner that would adversely affect the rights of holders; or

•	make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

We may supplement or amend the indenture without the consent of any holders of the debt securities in certain circumstances, including:

•	to establish the form or terms of any series of debt securities;

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated notes in addition to or in place of certificated notes;

•	to provide for the assumption of an issuer’s obligations to holders of debt securities in the case of a merger or consolidation or disposition of all or substantially all of such issuer’s assets;

•	to add or release guarantors pursuant to the terms of the indenture;

•

to make any changes that would provide any additional rights or benefits to the holders of debt securities or that do not adversely affect the rights under the indenture of any holder of debt securities;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to evidence or provide for the acceptance of appointment under the indenture of a successor trustee;

•	to add any additional Events of Default; or

•	to secure the debt securities and/or the guarantees.

Events of Default and Remedies

Unless otherwise indicated in the prospectus supplement, “Event of Default,” when used in the indenture, will mean any of the following with respect to the debt securities of any series:

•	failure to pay when due, the interest on any debt security of that series, and continuance of such failure for 30 days;

•	failure to pay when due the principal of or any premium on any debt security of that series;

•	failure to pay when due any sinking fund payment with respect to any debt securities of that series;

•	failure on the part of the issuers to comply with the covenant described under “— Consolidation, Merger or Asset Sale”;

•	failure to perform any other covenant in the indenture that continues for 60 days after written notice is given to the issuers;

•	certain events of bankruptcy, insolvency or reorganization of an issuer or any guarantor of the debt securities of that series (an “insolvency event”);

•

if that series is guaranteed by any subsidiary of Regency Energy Partners, the guarantee ceases to be in full force and effect (except as provided in the indenture), is declared null and void or the guarantor disaffirms its guarantee; or

•	any other Event of Default provided under the terms of the debt securities of that series.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an insolvency event occurs with respect to either issuer, the entire principal of, premium, if any, and accrued interest on, all debt securities then outstanding will be due and payable immediately, without any declaration or other act on the part of the trustee or any holders. If any other Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series may declare the entire principal of, and accrued interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in aggregate principal amount of the debt securities of that series can rescind the declaration.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable security or indemnity. If they provide this reasonable security or indemnity, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for that series of debt securities.

No Limit on Amount of Debt Securities

The indenture will not limit the amount of debt securities that we may issue, unless we indicate otherwise in a prospectus supplement. The indenture will allow us to issue debt securities of any series up to the aggregate principal amount that we authorize.

Registration of Notes

We will issue debt securities of a series only in registered form, without coupons, unless otherwise indicated in the prospectus supplement.

Minimum Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in principal amounts of $1,000 each or integral multiples of $1,000.

No Personal Liability

None of the General Partner or the past, present or future directors, officers, employees, incorporators, unitholders, stockholders, partners, managers and members of the General Partner or either issuer or any guarantor will have any liability for the obligations of the issuers or any guarantors under the indenture or the debt securities or for any claim based on, in respect of or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. The waiver may not be effective under federal securities laws, however, and it is the view of the SEC that such a waiver is against public policy.

Payment and Transfer

The trustee will initially act as paying agent and registrar under the indenture. The issuers may change the paying agent or registrar without prior notice to the holders of debt securities, and the issuers or any of their subsidiaries may act as paying agent or registrar.

If a holder of debt securities has given wire transfer instructions to the issuers, the issuers will make all payments on the debt securities in accordance with those instructions to an account in the United States. All other payments on the debt securities will be made at the corporate trust office of the trustee indicated in the applicable prospectus supplement, unless the issuers elect to make interest payments by check mailed to the holders at their addresses set forth in the debt security register.

The trustee and any paying agent will repay to us upon request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment as general creditors.

Exchange, Registration and Transfer

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for exchange or registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

We will not be required to:

•

issue, register the transfer of, or exchange debt securities of a series either during a period of 15 business days prior to the mailing of notice of redemption of the debt securities of that series, or between a record date and the next succeeding interest payment date; or

•	register the transfer of or exchange any debt security selected or called for redemption, except the unredeemed portion of any debt security we are redeeming in part.

Ranking

The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Book Entry, Delivery and Form

The debt securities of a particular series may be issued in whole or in part in the form of one or more global certificates that will be deposited with the trustee as custodian for The Depository Trust Company, New York, New York (“DTC”). This means that we will not issue certificates to each holder, except in the limited circumstances described below. Instead, one or more global debt securities will be issued to DTC, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred, except that DTC, its nominees and their successors may transfer a global debt security as a whole to one another.

Beneficial interests in global debt securities will be shown on, and transfers of global debt securities will be made only through, records maintained by DTC and its participants.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its participants are on file with the SEC.

We will wire all payments on the global debt securities to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global debt securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.

It is DTC’s current practice, upon receipt of any payment on the global debt securities, to credit Direct Participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global debt securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global debt securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

Debt securities represented by a global debt security will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and in either event a successor depositary is not appointed by us within 90 days;

•	an Event of Default occurs and DTC notifies the trustee of its decision to require the debt securities of a series to no longer be represented by a global debt security; or

•	as otherwise specified by us in the prospectus supplement pertaining to such debt securities.

Satisfaction and Discharge; Defeasance

The indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

(a) either:

(1) all outstanding debt securities of that series that have been authenticated (except destroyed, lost, or stolen debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

(2) all outstanding debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption and in any case we have irrevocably deposited or caused to be irrevocably deposited with the trustee as trust funds cash sufficient to pay at final maturity or upon redemption of all debt securities not delivered to the trustee for cancellation, including principal, premium, if any, and interest due or to become due on such date of maturity or redemption date;

(b) we have paid or caused to be paid all other sums payable by us under the indenture with respect to the debt securities of that series; and

(c) we have delivered an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The debt securities of a particular series will be subject to legal or covenant defeasance to the extent, and upon the terms and conditions, set forth in the prospectus supplement.

Governing Law

The indenture and all of the debt securities will be governed by the laws of the State of New York.

The Trustee

We will enter into the indenture with a trustee that is qualified to act under the Trust Indenture Act and with any other trustees chosen by us and appointed in a supplemental indenture for a particular series of debt securities. Unless we otherwise specify in the applicable prospectus supplement, the initial trustee for each series of debt securities will be Wells Fargo Bank, National Association. We may maintain a banking relationship in the ordinary course of business with Wells Fargo Bank, National Association and one or more of its affiliates.

Resignation or Removal of Trustee

If the trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the indenture. Any resignation will require the appointment of a successor trustee under the indenture in accordance with the terms and conditions of the indenture.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

Limitations on Trustee if It Is Our Creditor

The indenture will contain certain limitations on the right of the trustee, in the event that it becomes a creditor of an issuer or a guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Annual Trustee Report to Holders of Debt Securities

The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve as such, the priority of the trustee’s claims regarding certain advances made by it and any action taken by the trustee materially affecting the debt securities.

Certificates and Opinions to Be Furnished to Trustee

The indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of the indenture, every application or demand by us for action by the trustee must be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

MATERIAL INCOME TAX CONSEQUENCES

This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Regency Energy Partners LP and our operating company.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments, to a limited extent, on state, local, and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units and potential changes in applicable laws.

No ruling has been or will be requested from the IRS regarding our characterization as a partnership for tax purposes. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us.

For the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) our method of allocating taxable income and losses to take into account the conversion feature of our Convertible Redeemable Preferred Units (please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction”); (ii) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”); (iii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and (iv) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 6% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

The IRS has made no determination as to our status or the status of our operating company for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

•	We will be classified as a partnership for federal income tax purposes; and

•	Our operating company will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

•	Neither we nor the operating company has elected or will elect to be treated as a corporation; and

•

For each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we are treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Latham & Watkins LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders of Regency Energy Partners LP will be treated as partners of Regency Energy Partners LP for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Regency Energy Partners LP for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”.

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to their tax consequences of holding common units in Regency Energy Partners LP. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Regency Energy Partners LP for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income. Subject to the discussion below under “— Tax Consequences of Unit Ownership — Entity-Level Collections,” we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units.” Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Tax Consequences of Unit Ownership — Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and/or substantially appreciated “inventory items,” each as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units. A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner’s “net value” as defined in regulations under Section 752 of the Internal Revenue Code, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder’s tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or the unitholder’s salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

(a)	interest on indebtedness properly allocable to property held for investment;

(b)	our interest expense attributed to portfolio income; and

(c)	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us, subject to an allocation of net income to the holders of our Convertible Redeemable Preferred Units. At any time that incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts, second, to the holders of our Convertible Redeemable Preferred Units, pro rata, to the extent of their positive capital accounts, and, finally, to our general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates (or by a third party) that exists at the time of such contribution, together referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in this offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of this offering. In the event we issue additional common units (including as a result of the conversion of our Convertible Redeemable Preferred Units into common units) or engage in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to the general partner and all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

In connection with the issuance of additional common units (including as a result of the conversion of our Convertible Redeemable Preferred Units into common units), we will adjust capital accounts to reflect the fair market value of our property. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation; provided, that for purposes of determining the amount of such unrealized gain or loss, we will reduce the fair market value of our property (to the extent of any unrealized income or gain in our property that has not previously been reflected in the capital accounts) to reflect the incremental share of such fair market value that would be attributable to the holders of our outstanding Convertible Redeemable Preferred Units if all of such Convertible Redeemable Preferred Units were converted into common units as of such date. Consequently, a holder of common units may be allocated less unrealized gain (or more unrealized loss) in connection with an adjustment of the capital accounts than such holder would have been allocated if there were no outstanding Convertible Redeemable Preferred Units. Following the conversion of our Convertible Redeemable Preferred Units into common units, items of gross income and gain (or gross loss and deduction) will be specially allocated to the holders of such common units to reflect differences between the capital accounts maintained with respect to such Convertible Redeemable Preferred Units and the capital accounts maintained with respect to common units. This method of maintaining capital accounts and allocating income, gain, loss and deduction with respect to the Convertible Redeemable Preferred Units is intended to comply with proposed Treasury Regulations under Section 704 of the Internal Revenue Code. However, the proposed Treasury Regulations are not legally binding until they are finalized. There can be no assurance that the proposed Treasury Regulations will ever be finalized, or that they will not be finalized in a substantially different form. Consequently, Latham & Watkins LLP is unable to opine as to whether our method of allocating income and loss among our unitholders to take into account the conversion feature of our Convertible Redeemable Preferred Units will be given effect for federal income tax purposes. If our allocations are not respected, a unitholder could be allocated more taxable income (or less taxable loss).

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

(a)	his relative contributions to us;

(b)	the interests of all the partners in profits and losses;

(c)	the interest of all the partners in cash flow; and

(d)	the rights of all the partners to distributions of capital upon liquidation.

Latham & Watkins LLP is of the opinion that, with the exception of the issues described above with respect to allocations to take into account the conversion feature of our Convertible Redeemable Preferred Units, in “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Disposition of Common Units —

Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

As a result, during this period:

(a)	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

(b)	any cash distributions received by the unitholder as to those units would be fully taxable; and

(c)	while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates. Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 15%. These rates are scheduled to sunset after December 31, 2012, and, thereafter, absent new legislation, the U.S. federal income tax rates on both ordinary income and long-term capital gains will increase. Further, such rates are subject to change by new legislation at any time.

The recently enacted Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 is scheduled to impose a 3.8% Medicare tax on certain net investment income earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read “— Disposition of Common Units — Constructive Termination.” The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under

Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets (“common basis”) and (ii) his Section 743(b) adjustment to that basis.

We have adopted the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “— Uniformity of Units.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Disposition of Common Units — Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Common Units — Recognition of Gain or Loss.” Latham & Watkins LLP is unable to opine as to whether our method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Initial Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our unitholders holding interests in us prior to any such offering. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “— Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

(a)	a short sale;

(b)	an offsetting notional principal contract; or

(c)	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. Recently, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements. A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination. We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders could receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has recently announced a publicly traded partnership technical termination relief procedure whereby if a publicly traded partnership that has technically terminated requests publicly traded partnership technical termination relief and the IRS grants such relief, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Units. Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under “— Tax Consequences of Unit Ownership — Section 754 Election,” Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Recent changes in law may affect certain foreign unitholders. Please read “—Administrative Matters— Additional Withholding Requirements.”

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code,

Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate. The Tax Matters Partner may select the forum for judicial review, and if the Tax Matters Partner selects the Court of Federal Claims or a District Court, rather than the Tax Court, unitholders may be required to pay any deficiency asserted by the IRS before judicial review is available.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Additional Withholding Requirements. Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (“FATCA”) on certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of our common units paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States -owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Although these rules currently apply to applicable payments made after December 31, 2012, proposed Treasury Regulations and subsequent IRS guidance provide that such rules will apply to payments of dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of our common units on or after January 1, 2017. Because we may not know the extent to which a distribution is a dividend for United States federal income tax purposes at the time it is made, for purposes of these withholding rules we may treat the entire distribution as a dividend.

The Proposed Treasury Regulations described above will not be effective until they are issued in their final form, and as of the date of this prospectus, it is not possible to determine whether the proposed regulations will be finalized in their current form or at all. Each prospective unitholder should consult his own tax advisor regarding the applicability of these withholding provisions to an investment in our common units.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b)	whether the beneficial owner is:

1.	a person that is not a United States person;

2.	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

3.	a tax-exempt entity;

(c)	the amount and description of units held, acquired or transferred for the beneficial owner; and

(d)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(a)	for which there is, or was, “substantial authority”; or

(b)	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

(a)	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties;”

(b)	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

(c)	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

Recent Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, members of the U.S. Congress have considered substantive changes to the existing federal income tax laws that affect publicly traded partnerships. As previously proposed, we do not believe any such legislation would affect our tax treatment as a partnership. However, any proposed legislation could potentially affect us and may, if enacted, be applied retroactively. We are unable to predict whether any such changes will ultimately be enacted. Any such changes could negatively impact the value of an investment in our units.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or do business in Alabama, Arkansas, California, Colorado, Kansas, Louisiana, Mississippi, New Mexico, Oklahoma, Pennsylvania, Texas, Utah and West Virginia. Many of these states impose a personal income tax on individuals; certain of these states also impose an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN REGENCY ENERGY PARTNERS LP BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and the Internal Revenue Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing, and stock bonus plans, certain Keogh plans, certain simplified employee pension plans, and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA;

•	whether the investment is permitted under the terms of the applicable documents governing the plan;

•	whether the investment will constitute a “prohibited transaction” under Section 406 of ERISA and Section 4975 of the Internal Revenue Code (see below);

•

whether in making the investment, that plan will be considered to hold as plan assets (1) only the investment in our partnership units or (2) an undivided interest in our underlying assets (see below); and

•

whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please see “Material Income Tax Consequences — Tax-Exempt Organizations and Other Investors.”

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also IRAs and certain other types of accounts that are not considered part of an ERISA employee benefit plan, from engaging in specified “prohibited transactions” involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would become an ERISA fiduciary of the investing plan and that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:

(a) the equity interests acquired by employee benefit plans are publicly offered securities — i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are “freely transferable” (as defined in the Department of Labor regulations), and are either registered under certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

(b) the entity is an “operating company,” — i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(c) there is no significant investment by benefit plan investors, which is defined to mean that immediately after the most recent acquisition by a plan of any equity interest in the entity, less than 25% of the value of each class of equity interest (disregarding interests held by our general partner, its affiliates, and some other persons) is held by the employee benefit plans referred to above, IRAs and certain other plans and accounts not subject to ERISA (including governmental plans), and entities whose underlying assets include plan assets by reason of a plan’s investment in the entity.

Our assets should not be considered “plan assets” under these regulations because it is expected that any investment in us by an employee benefit plan will satisfy the requirements in (a) above.

Plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other ERISA violations.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Latham & Watkins LLP will also render an opinion on the material federal income tax consequences regarding the securities. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements of Regency Energy Partners LP and subsidiaries as of December 31, 2011 and for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated by reference herein in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Regency Energy Partners LP as of December 31, 2010, and for the period from May 26, 2010 to December 31, 2010, the period from January 1, 2010 to May 25, 2010, and the year ended December 31, 2009 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of RIGS Haynesville Partnership Co. and subsidiaries as of December 31, 2011 and for the year then ended, have been incorporated by reference herein in reliance upon the report of Grant Thornton LLP, independent registered public accountants, and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of RIGS Haynesville Partnership Co. as of December 31, 2010, and for the year ended December 31, 2010 and the period from March 18, 2009 to December 31, 2009, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.

The financial statements of Midcontinent Express Pipeline LLC as of December 31, 2011 and 2010 and for the year ended December 31, 2011 and the seven-month period ended December 31, 2010, included in Exhibit 99.4 of Regency Energy Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated by reference herein, are so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Lone Star NGL LLC and subsidiaries as of December 31, 2011 and for the period from March 21, 2011 (inception) to December 31, 2011, have been incorporated by reference herein in reliance upon the report of Grant Thornton LLP, independent registered public accountants, and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of LDH Energy Asset Holdings LLC as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, included in Exhibit 99.6 of Regency Energy Partners LP’s Annual Report on Form 10-K dated February 22, 2012, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s website at http://www.sec.gov. We also make available free of charge on our website, at http://www.regencyenergy.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and any amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Additionally, you can obtain information about us through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common units are listed.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

INCORPORATION BY REFERENCE

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the registration statement (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 22, 2012;

•

our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2012, filed on May 9, 2012, for the quarter ended June 30, 2012, filed on August 8, 2012, and for the quarter ended September 30, 2012, filed on November 8, 2012;

•

our Current Reports on Form 8-K and 8-K/A filed on January 26, 2012, January 31, 2012, March 23, 2012, April 25, 2012, June 19, 2012, July 26, 2012, August 24, 2012, October 2, 2012 and October 25, 2012, each to the extent “filed” and not “furnished” pursuant to Section 13(a) of the Exchange Act; and

•

the description of our common units contained in our registration statement on Form 8-A (File No. 1-35262) filed on August 1, 2011, and including any other amendments or reports filed for the purpose of updating such description.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by writing or calling us at the following address:

Regency Energy Partners LP

Investor Relations

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

(214) 750-1771

$600,000,000

Regency Energy Partners LP

Regency Energy Finance Corp.

    % Senior Notes due 2022

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

Citigroup

Credit Suisse

J.P. Morgan

Natixis

RBC Capital Markets

RBS

SunTrust Robinson Humphrey

Wells Fargo Securities

PNC Capital Markets LLC

Scotiabank

UBS Investment Bank

                    , 2014